UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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AGCO CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 21, 2011

The Annual Meeting of Stockholders of AGCO Corporation will be held at the headquarters of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, on Thursday, April 21, 2011, at 9:00 a.m., local time, for the following purposes:

1. To elect seven directors to the Board of Directors for terms expiring at the Annual Meeting in 2012;

2. To approve the amendment and restatement of the AGCO Corporation 2006 Long-Term Incentive Plan;

3. To consider a non-binding advisory resolution relating to the compensation of the Company’s named executive officers (“NEOs”);

4. To consider a non-binding advisory vote relating to the frequency (every one, two or three years) of the non-binding stockholder vote relating to the compensation of the Company’s NEOs;

5. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011; and

6. To transact any other business that may properly be brought before the meeting.

The Board of Directors has fixed the close of business on March 11, 2011, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of stockholders as of the close of business on March 11, 2011, will be available for examination by any stockholder at the Annual Meeting itself as well as for a period of ten days prior to the Annual Meeting at our offices at the above address during normal business hours. Attendance and voting at the Annual Meeting is limited to stockholders of record at the close of business on March 11, 2011, and to any invitees of the Company.

We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

DEBRA E. KUPER
Corporate Secretary

Atlanta, Georgia
March 21, 2011

PAGE

INFORMATION REGARDING THE ANNUAL MEETING	1
INFORMATION REGARDING PROXIES	1
INFORMATION REGARDING VOTING	1
PROPOSAL NUMBER 1 ELECTION OF DIRECTORS	3
DIRECTORS CONTINUING IN OFFICE	5
BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD	6
2010 DIRECTOR COMPENSATION	8
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	11
PROPOSAL NUMBER 2 APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE AGCO CORPORATION 2006 LONG-TERM INCENTIVE PLAN	11
PROPOSAL NUMBER 3 APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF THE COMPANY’S NEOS	17
PROPOSAL NUMBER 4 PROPOSAL REGARDING THE FREQUENCY (ONE, TWO OR THREE YEARS) OF THE NON-BINDING STOCKHOLDER VOTE RELATING TO THE COMPENSATION OF THE COMPANY’S NEOS	19
PROPOSAL NUMBER 5 RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011	20
OTHER BUSINESS	20
PRINCIPAL HOLDERS OF COMMON STOCK	21
EXECUTIVE COMPENSATION	22
COMPENSATION DISCUSSION AND ANALYSIS	24
SUMMARY OF 2010 COMPENSATION	35
2010 SUMMARY COMPENSATION TABLE	36
2010 GRANTS OF PLAN-BASED AWARDS	39
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010	40
SSAR/OPTION EXERCISES AND STOCK VESTED IN 2010	41
PENSION BENEFITS	41
2010 PENSION BENEFITS TABLE	43
OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS	44
COMPENSATION COMMITTEE REPORT	51
AUDIT COMMITTEE REPORT	51
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	53
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	53
ANNUAL REPORT TO STOCKHOLDERS	54
ANNUAL REPORT ON FORM 10-K	54
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	54
STOCKHOLDERS’ PROPOSALS	54
APPENDIX A — AMENDED AND RESTATED AGCO CORPORATION 2006 LONG-TERM INCENTIVE PLAN	A-1

AGCO CORPORATION

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
April 21, 2011

 INFORMATION REGARDING THE ANNUAL MEETING

INFORMATION REGARDING PROXIES

This proxy solicitation is made by the Board of Directors (the “Board”) of AGCO Corporation, which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you at the meeting and vote your shares.

If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by a proxy either pursuant to the enclosed proxy card or otherwise. You may indicate a vote on the enclosed proxy card in connection with the election of directors or for or against the other proposals on the proxy card and your shares will be voted accordingly. If you indicate a preference to abstain from voting, no vote will be recorded. You may revoke your proxy card before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, you may revoke your proxy card before it is voted by signing and duly delivering a proxy card bearing a later date or by attending the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares (i) in favor of all of the seven nominees described below; (ii) in favor of the amendment and restatement of the AGCO Corporation 2006 Long-Term Incentive Plan; (iii) in favor of the non-binding advisory resolution relating to the compensation of the Company’s named executive officers (“NEOs”); (iv) in favor of a three-year frequency for the non-binding stockholder vote relating to the compensation of the Company’s NEOs; (v) in favor of ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011; and (vi) in their best judgment with respect to any other business brought before the Annual Meeting.

The enclosed proxy card is solicited by the Board of Directors of the Company, and the cost of solicitation of proxy cards will be borne by the Company. The Company may retain an outside firm to aid in the solicitation of proxy cards, the cost of which the Company expects would not exceed $25,000. Proxy solicitation also may be made personally or by telephone by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their expenses in forwarding proxy material to beneficial owners.

This proxy statement and the enclosed proxy card are first being sent to stockholders on or about March 21, 2011. The Company’s 2010 Annual Report to its stockholders and its Annual Report on Form 10-K for 2010 also are enclosed and should be read in conjunction with the matters set forth herein.

INFORMATION REGARDING VOTING

Only stockholders of record as of the close of business on March 11, 2011, are entitled to notice of and to vote at the Annual Meeting. On March 11, 2011, the Company had outstanding 94,776,064 shares of Common Stock, each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights exist, and dissenters’ rights for stockholders are not applicable to the matters being proposed. For directions to the offices of the Company where the Annual Meeting will be held, you may contact our corporate office at (770) 813-9200.

Quorum Requirement

A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s By-Laws provide that a quorum is present if a majority of the outstanding shares of Common Stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who also will determine whether a quorum is present for the transaction of business. Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker or other nominee is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary for the Election of Directors

Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. However, in uncontested elections of directors, such as this election, in the event that a director does not receive the affirmative vote of a majority of the votes cast in person or by proxy, he or she is required to tender his or her resignation. See “Proposal Number 1 Election of Directors” in this proxy statement for a more detailed description of the majority voting procedures in our By-Laws. Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the election of directors if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the election outcome.

Vote Necessary to Approve the Amendment and Restatement of the AGCO Corporation 2006 Long-Term Incentive Plan

Approval of the Company’s amendment and restatement of the AGCO Corporation 2006 Long-Term Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Under the NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the amendment and restatement of the AGCO Corporation 2006 Long-Term Incentive Plan if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.

Vote Necessary to Approve the Non-Binding Advisory Resolution Relating to the Compensation of the Company’s NEOs

Approval of the non-binding advisory resolution relating to the compensation of the Company’s NEOs requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Because the stockholder vote on this proposal is advisory only, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as the Compensation Committee deems appropriate. Under the NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the non-binding advisory resolution relating to the compensation of the Company’s NEOs if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.

Vote Necessary Relating to the Non-Binding Advisory Vote Relating to the Frequency (Every One, Two or Three years) of the Non-Binding Stockholder Resolution Relating to the Compensation of the Company’s NEOs

The non-binding advisory vote relating to the frequency of the non-binding stockholder vote to approve the compensation of the Company’s NEOs will require stockholders to choose between a frequency of every one, two or three years or abstain from voting. Because the stockholder vote on this proposal is advisory only, it will not be binding on the Company or the Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation as it deems appropriate. Under the NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the frequency of the non-binding advisory proposal regarding the compensation of the Company’s NEOs if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.

Vote Necessary to Ratify the Appointment of Independent Registered Public Accounting Firm

Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Under the NYSE rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011 even if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.

Other Matters

With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Delaware, federal law, the Company’s Certificate of Incorporation or the Company’s By-Laws, or, to the extent permitted by the laws of Delaware, the Board of Directors has expressly provided that some other vote shall be required, in which case such express provisions shall govern.

Important Notice Regarding the Availability of Proxy Materials

As required by rules adopted by the United Stated Securities and Exchange Commission (“SEC”), the Company is making this proxy statement and its annual report available to stockholders electronically via the Internet. The proxy statement and annual report to stockholders are available at www.agcocorp.com. The proxy statement is available under the heading “SEC Filings” in our website’s “Investors” section located under “Company,” and the annual report to stockholders is available under the heading “Annual Reports” in the “Investors” section.

PROPOSAL NUMBER 1
ELECTION OF DIRECTORS

In March 2010, the Company amended its By-Laws to declassify the Board of Directors and provide for the annual election of all directors. The elimination of the classified structure will become effective for each director upon the expiration of the director’s term. The directors who have been elected to three-year terms prior to the effectiveness of the amendment will complete those terms, such that the terms of the Class III directors will expire at the 2012 Annual Meeting and the terms of the remaining directors will expire at the 2011 Annual Meeting. Beginning with the 2012 Annual Meeting, the entire Board will be elected annually to serve for one-year terms or until their successors have been duly elected and qualified.

In addition, in February 2011, the Company amended and restated its By-Laws to provide for a majority voting standard for the election of directors in uncontested elections. In the event that a stockholder proposes a nominee to stand for election with nominees selected by the Company’s Board of Directors, and the stockholder does not withdraw the nomination prior to the tenth day preceding our mailing the notice of the stockholders meeting, then directors will be elected by a plurality vote.

Under our By-Laws, in the event that a director does not receive the requisite majority vote he is required to tender his or her resignation. In that event, the Governance Committee will determine whether to accept the director’s resignation and will submit its recommendation to the Board of Directors. In deciding whether to accept a director’s resignation, the Board of Directors and our Governance Committee may consider any factors that they deem relevant. Our By-Laws also provide that the director whose resignation is under consideration will abstain from the deliberation process.

For this year’s Annual Meeting, the Governance Committee has recommended, and the Board of Directors has nominated, the seven individuals named below to serve as directors until the Annual Meeting in 2012 or until their successors have been duly elected and qualified.

The following is a brief description of the business experience, qualifications and skills of each of the seven nominees for directorship:

Wolfgang Deml, age 65, has been a director of the Company since February 1999. Until his retirement in 2008, Mr. Deml had been President and Chief Executive Officer of BayWa Corporation, a trading and services company located in Munich, Germany, since 1991. Mr. Deml is currently a member of the Supervisory Board of Mannheimer Versicherung AG. Mr. Deml adds extensive experience to the Board of Directors given his service as the Chief Executive Officer of an international corporation within our industry. His tenure on our Board provides consistent leadership, and he serves as an ongoing source for industry-specific knowledge, especially in Europe, which is our largest market.

Luiz F. Furlan, age 64, has been a director of the Company since July 2010. Mr. Furlan currently serves as Co-Chairman of the board of BRF Brasil Foods, S. A., a company that produces, sells and exports meats, soybeans, dairy, poultry, and processed products in South America. He has served in this role since July 2009. From 1976 to 2002, Mr. Furlan held numerous executive positions at Sadia, S.A., a leading producer of frozen foods in Brazil, including as Chairman of its Board of Directors in 2009. He also served two terms as Minister of Development, Industry and Foreign Trade of Brazil from 2003 to 2007. In addition, Mr. Furlan currently serves on the boards of Telefonica S.A and AMIL — Assistencia Medica Internacional S.A. and served on the board of Redecard S.A. from 2007 to 2010. Mr. Furlan’s extensive executive experience in the South American food and agriculture business, along with his background in the Brazilian government, provide an important perspective and contribution to the Board, especially given that we have a substantial presence in Brazil.

Gerald B. Johanneson, age 70, has been a director of the Company since April 1995. Until his retirement in 2003, Mr. Johanneson had been President and Chief Executive Officer of Haworth, Inc. since 1997. He served as President and Chief Operating Officer of Haworth, Inc. from 1994 to 1997 and as Executive Vice President and Chief Operating Officer from 1988 to 1994. Mr. Johanneson currently serves on the Board of Haworth, Inc. Mr. Johanneson brings to the Board of Directors a wealth of knowledge of sales and marketing strategy in the manufacturing industry. His background as both a Chief Executive Officer and Chief Operating Officer of a global company lends a unique perspective to the Board. Further, Mr. Johanneson’s tenure provides consistent leadership to the Board and a familiarity with the Company’s operations.

Thomas W. LaSorda, age 56, has been a director of the Company since December 2009. Until his retirement in 2009, Mr. LaSorda served as Vice Chairman, President and a member of the Board of Managers of Chrysler LLC since 2007. He was President and Chief Executive Officer of Chrysler Group from 2005 to 2007 and Chief Operating Officer and a member of the Board of Management of DaimlerChrysler AG from 2004 to 2005. Prior to that, Mr. LaSorda served for 23 years in various positions with General Motors, including as Vice President, Quality, Reliability & Competitive Operations Implementation for GM North America, from 1998 to 2000, and as President of Opel Eisenach GmbH, Germany, from 1991 to 1993. Mr. LaSorda is currently serving on the Boards of Husky Injection Molding Systems Ltd., Electrovaya Inc. and ALTe LLC. Mr. LaSorda brings substantial manufacturing and quality control experience to the Board of Directors, especially regarding the challenges faced by large, multi-national public companies. His proven leadership as a Chief Executive Officer and as a Chief Operating Officer provides the Board with a focused perspective on manufacturing and operational issues.

George E. Minnich, age 61, has been a director of the Company since January 2008. Mr. Minnich served as Senior Vice President and Chief Financial Officer of ITT Corporation from 2005 to 2007. Prior to that, he served in several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator from 2001 to 2005 and Vice President and Chief Financial Officer of Carrier Corporation from 1996 to 2001. He also held various positions within Price Waterhouse from 1971 to 1993, serving as an Audit Partner from 1984 to 1993. Mr. Minnich currently serves on the Board of Directors of Belden Corp. and Kaman Corporation and is a member of their Audit Committees. Mr. Minnich also serves on the Board of Trustees of Albright College. Mr. Minnich, through his background as a former Audit Partner of Price Waterhouse and Chief Financial Officer of a publicly-traded company, provides the Board of Directors with substantial financial expertise. He also brings to the Board a familiarity with the challenges facing large, international manufacturing companies.

Martin H. Richenhagen, age 58, has been Chairman of the Board of Directors since August 2006 and has served as President and Chief Executive Officer of the Company since July 2004. Mr. Richenhagen is currently a member of the Board, Audit and Technology & Environment Committees for PPG Industries, Inc., a leading coatings and specialty products and services company. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material business based in Switzerland. From 1998 to 2002, Mr. Richenhagen was Group President of Claas KGaA mbH, a global farm equipment manufacturer and distributor. From 1995 to 1998, Mr. Richenhagen was Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators. In addition to his seven years of experience as the Company’s Chief Executive Officer, Mr. Richenhagen brings to the Board of Directors substantial experience in the agricultural equipment industry. His business and leadership acumen as both a former Executive Vice President and current Chief Executive Officer provides the Board with an informed resource for a wide range of disciplines, from sales and marketing to broad business strategies.

Daniel C. Ustian, age 60, has been a director of the Company since March 2011. Mr. Ustian has served as President and Chief Executive Officer of Navistar International Corporation since 2003, Chairman of the Board since 2004, and a director since 2002. Prior to these positions, he was President and Chief Operating Officer of Navistar, Inc., from 2002 to 2003, and President of the Engine Group. from 1999 to 2002, and he served as Group Vice President and General Manager of Engine & Foundry from 1993 to 1999. He is a member of the Business Roundtable and the Society of Automotive Engineers. As a result of his professional and other experiences, Mr. Ustian possesses experience in a variety of areas, particularly his industry knowledge surrounding the manufacturing and global distribution of large capital equipment.

The seven nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting shall become directors at the conclusion of the tabulation of votes.

The Board of Directors recommends a vote “FOR” the nominees set forth above.

DIRECTORS CONTINUING IN OFFICE

The three individuals named below are now serving as directors of the Company with terms expiring at the Annual Meeting in 2012.

The following is a brief description of the business experience, qualifications and skills of each of the Directors who are continuing in office as directors whose terms expire at the Annual Meeting in 2012:

P. George Benson, Ph.D, age 64, has been a director of the Company since December 2004. Mr. Benson is currently President of the College of Charleston in Charleston, South Carolina, serving in that position since 2007, and, until December 2010, was a member of the Board of Directors and Audit Committee Chair for Nutrition 21, Inc., since 1998 and 2002, respectively. He also has been a member of the Board of Directors of Crawford & Company (Atlanta, Georgia) since 2005 and Primerica, Inc. since 2010. Mr. Benson was a judge for the Malcom Baldrige National Quality Award from 1997 to 2000 and was Chairman of the Board of Overseers for the Baldrige Award from 2004 to 2007. He is currently chair-elect of the Board of Directors for the Foundation for the Baldrige Award. From 1998 to 2007, Mr. Benson was the Dean of the Terry College of Business at the University of Georgia. From 1993 to 1998, he served as Dean of the Rutgers Business School at Rutgers University. Prior to that, Mr. Benson was on the faculty of the Carlson School of Management at the University of Minnesota from 1977 to 1993 where he served as Director of the Operations Management Center from 1992 to 1993 and head of the Decision Sciences Area from 1983 to 1988. Mr. Benson has significant academic expertise in business, in particular with organizational management systems, and adds a valuable perspective to the Board of Directors, especially in the area of improving the delivery of products and services. His ties to the community provide the Board with regional representation and a critical link to the academic and research sectors.

Gerald L. Shaheen, age 66, has been a director of the Company since October 2005. Until his retirement from Caterpillar Inc. in January 2008, Mr. Shaheen held numerous marketing and general management positions, both in the United States and Europe. Most recently from 1998 to 2008, Mr. Shaheen served as a Group President. Mr. Shaheen is the Chairman of the Board of Trustees of Bradley University and a Board member and past Chairman of the U.S. Chamber of Commerce. He is also a Board member of the National Chamber Foundation, the

Ford Motor Company, Peoria Next and the National Multiple Sclerosis Society, Greater Illinois Chapter. Mr. Shaheen’s background in management of a global heavy equipment manufacturer brings to the Board of Directors particular knowledge of the Company’s industry, as well as a necessary perspective of the challenges facing large, publicly-traded companies. His work with the U.S. Chamber of Commerce also provides the Board with a wealth of knowledge related to international commerce and trade issues.

Hendrikus Visser, age 66, has been a director of the Company since April 2000. Mr. Visser is Chairman of Royal Huisman Shipyards N.V. and serves on the Boards of Vion N.V., Mediq N.V., Sterling Strategic Value, Ltd., and Teleplan International N.V. He was the Chief Financial Officer of NUON N.V. and has served on the Boards of major international corporations and institutions including Rabobank Nederland, the Amsterdam Stock Exchange, Amsterdam Institute of Finance and De Lage Landen. Mr. Visser’s substantial experience with and knowledge of financial capital markets, particularly in our Europe/Africa/Middle East (“EAME”) region, provides the Board of Directors with significant international financial expertise. His tenure with the Board also provides stability in leadership, and he serves as a continued source of regional diversity.

Directors Retiring at or Prior to the Annual Meeting

Curtis E. Moll, age 71, has been a director of the Company since April 2000 but will be retiring at the Annual Meeting. Mr. Moll has been Chairman of the Board and Chief Executive Officer of MTD Holdings, Inc., a global manufacturing corporation, since 1980. In addition, Mr. Moll is also Chairman of the Board of Shiloh Industries and serves on the Board of the Sherwin-Williams Company.

Herman Cain, age 65, was a director of the Company from December 2004 until he retired on March 17, 2011. Mr. Cain has also served as the Chairman of T.H.E. New Voice, a leadership and consulting firm that he founded, since 2004. Mr. Cain hosts a nationally syndicated radio show focusing on current political and economic events. Mr. Cain serves on the board of Whirlpool Corporation.

BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

During 2010, the Board of Directors held six meetings. The Company holds executive sessions of its non-management directors at each regular meeting of its Board of Directors. Mr. Richenhagen, who is also the Chief Executive Officer of the Company, serves as Chairman of the Board, and Mr. Johanneson serves as Lead Director of the Board.

As Lead Director, Mr. Johanneson, who was elected unanimously to that position by the independent directors, presides over executive sessions and at all meetings of the Board of Directors in the absence of the Chairman, provides input to the Chairman on setting Board agendas, generally approves information sent to the Board (including meeting schedules to assure sufficient discussion time for all agenda items), ensures that he is available for consultation and direct communication at the request of major stockholders, and has the authority to call meetings of the independent directors. The Company believes that having the Chief Executive Officer serve as Chairman is important because it best reflects the Board’s intent that the Chief Executive Officer function as the Company’s overall leader, while the Lead Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and stockholders that we believe in having strong, unifying leadership at the highest levels of management, but that we also value the perspective of our independent directors and their many contributions to the Company.

The Company encourages stockholders and other interested persons to communicate with Mr. Johanneson and the other members of the Board of Directors. Any person who wishes to communicate with a particular director or the Board of Directors as a whole, including the Lead Director or any other independent director, may write to those directors in care of Debra E. Kuper, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. The correspondence should indicate the writer’s interest in the Company and clearly specify whether it is intended to be forwarded to the entire Board of Directors or to one or more particular directors. Ms. Kuper will forward all correspondence satisfying these criteria.

In accordance with the rules of the NYSE, the Company’s Board of Directors has adopted categorical standards to assist it in making determinations of its directors’ independence. The Board of Directors has determined that in order to be considered independent, a director must not:

•	be an employee of the Company or have an “immediate family member,” as that term is defined in the General Commentary to Section 303A.02(b) of the NYSE rules, who is an executive officer of the Company at any time during the preceding three years;

•	receive or have an immediate family member who receives or solely own any business that receives during any twelve-month period within the preceding three years direct compensation from the Company or any subsidiary or other affiliate in excess of $120,000, other than for director and committee fees and pension or other forms of deferred compensation for prior service to the Company or, solely in the case of an immediate family member, compensation for services to the Company as a non-executive employee;

•	be a current partner or current employee of a firm that is the internal or external auditor of the Company or any subsidiary or other affiliate, or have an immediate family member that is a current partner or current employee of such a firm who personally works on an audit of the Company or any subsidiary or other affiliate;

•	have been or have an immediate family member who was at any time during the preceding three years a partner or employee of such an auditing firm who personally worked on an audit of the Company or any subsidiary or other affiliate within that time;

•	be employed or have an immediate family member that is employed either currently or at any time within the preceding three years as an executive officer of another company in which any present executive officers of the Company or any subsidiary or other affiliate serve or served at the same time on the other company’s Compensation Committee; or

•	be a current employee or have an immediate family member that is a current executive officer of a company that has made payments to or received payments from the Company or any subsidiary or other affiliate for property or services in an amount which, in any of the preceding three fiscal years of such other company, exceeds (or in the current fiscal year of such other company is likely to exceed) the greater of $1.0 million or two percent of the other company’s consolidated gross revenues for that respective year.

In addition, in order to be independent for purposes of serving on the Audit Committee, a director may not:

•	accept any consulting, advisory or other compensatory fee from the Company or any subsidiary; or

•	be an “affiliated person,” as that term is used in Section 10A(m)(3)(B)(ii) of the Securities Exchange Act of 1934 (the “Exchange Act”), of the Company or any of its subsidiaries.

Finally, in order to be independent for purposes of serving on the Compensation Committee, a director may not:

•	be a current or former employee or former officer of the Company or an affiliate or receive any compensation from the Company other than for services as a director;

•	receive remuneration from the Company or an affiliate, either directly or indirectly, in any capacity other than as a “director,” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 (“IRC”); or

•	have an interest in a transaction required under SEC rules to be described in the Company’s proxy statement.

These standards are consistent with the standards set forth in the NYSE rules, the IRC and the Exchange Act. In applying these standards, the Company takes into account the interpretations of, and the other guidance available from, the NYSE.

Based upon the foregoing standards, the Board of Directors has determined that all of its directors are independent in accordance with these standards except for Mr. Richenhagen, and that none of the independent directors has any material relationship with the Company, other than as a director or stockholder of the Company.

The Board of Directors has adopted a policy that all directors on the Board of Directors are expected to attend Annual Meetings of the Company’s stockholders. All of the directors on the Board of Directors attended the Company’s previous Annual Meeting held in April 2010.

Director Compensation

The following table provides information concerning the compensation of the members of the Company’s Board of Directors for the most recently completed fiscal year. As reflected in the table, each non-employee director received an annual base retainer of $90,000 plus $90,000 in restricted shares of the Company’s Common Stock for Board service. Committee chairmen received an additional annual retainer of $10,000 (or $20,000 for the chairman of the Audit Committee and $15,000 for the chairman of the Compensation Committee). Mr. Johanneson, who is the Lead Director, also received an additional annual $25,000 Lead Director’s fee. The Company does not have any consulting arrangements with any of its directors.

2010 DIRECTOR COMPENSATION

	Fees Earned or		All Other
	Paid in Cash	Stock Awards(1)	Compensation	Total
Name	($)	($)	($)	($)

Gerald B. Johanneson (Lead Director)	125,000	90,000	—	215,000
P. George Benson	100,000	90,000	—	190,000
Herman Cain(2)	90,000	90,000	—	180,000
Wolfgang Deml	90,000	90,000	—	180,000
Luiz F. Furlan(3)	39,864	—	—	39,864
Francisco R. Gros(4)	45,000	90,000	—	135,000
Thomas W. LaSorda	90,000	90,000	—	180,000
George E. Minnich	110,000	90,000	—	200,000
Curtis E. Moll(5)	90,000	90,000	—	180,000
Gerald L. Shaheen	105,000	90,000	—	195,000
Hendrikus Visser	90,000	90,000	—	180,000

	974,864	900,000	—	1,874,864

(1)	The LTI Plan provided for annual restricted stock grants of the Company’s Common Stock to all non-employee directors. For 2010, each non-employee director was granted $90,000 in restricted stock. The shares are restricted as to transferability for a period of three years following the award. In the event a director departs from the Board, the non-transferability period expires immediately. The 2010 annual grant occurred on April 22, 2010. The total grant on April 22, 2010 equated to 23,380 shares, or 2,338 shares per director. The amounts above reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”).

After shares were withheld for income tax purposes, each director held the following shares as of December 31, 2010 related to this grant: Mr. Johanneson— 1,403 shares; Mr. Benson— 1,403 shares; Mr. Cain — 2,338 shares; Mr. Deml — 1,403 shares; Mr. Gros — 1,637 shares; Mr. Minnich — 2,338 shares; Mr. Moll — 1,403 shares; Mr. LaSorda — 2,338 shares; Mr. Shaheen — 1,403 shares; and Mr. Visser — 1,637 shares.

(2)	Mr. Cain retired as a director effective March 17, 2011.

(3)	Mr. Furlan was appointed as a director effective July 22, 2010.

(4)	Mr. Gros passed away during 2010.

(5)	Mr. Moll will be retiring as a director at the Annual Meeting.

Effective January 1, 2011, each non-employee director will receive an annual base retainer of $90,000 plus $100,000 in restricted shares of the Company’s Common Stock for Board service. Committee chairpersons will receive an additional annual retainer of $15,000 (or $25,000 for the chairperson of the Audit Committee and $20,000 for the chairperson of the Compensation Committee). Mr. Johanneson, who is the Lead Director, also will receive an additional $30,000 annual Lead Director’s fee.

Committees of the Board of Directors

The Board of Directors has delegated certain functions to the following standing committees of the Board:

The Executive Committee is authorized, between meetings of the Board, to perform all of the functions of the Board of Directors except as limited by the General Corporation Law of the State of Delaware or by the Company’s Certificate of Incorporation or By-Laws. The Executive Committee held no meetings in 2010 and currently is comprised of Messrs. Benson, Johanneson, Minnich, Richenhagen (Chairman) and Shaheen.

The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm. The Committee’s functions also include reviewing the Company’s internal accounting and financial controls, considering other matters relating to the financial reporting process and safeguarding the Company’s assets, and producing an annual report of the Audit Committee for inclusion in the Company’s proxy statement. The Audit Committee has a written charter to govern its operations. The Audit Committee held eight meetings in 2010 and currently is comprised of Messrs. Benson, Furlan, LaSorda, Minnich (Chairman), Moll and Visser. The Board of Directors has determined that Mr. Minnich is an “audit committee financial expert,” as that term is defined under regulations of the SEC. All of the members of the Audit Committee are independent in accordance with the NYSE and SEC rules governing audit committee member independence. The report of the Audit Committee for 2010 is set forth under the caption “Audit Committee Report.” The Company’s management also maintains a risk assessment process that identifies the risks that face the Company that management considers the most significant. The risk assessment process also considers appropriate strategies to mitigate those risks. Management periodically meets with the Company’s Audit Committee and reviews such risks and relevant strategies.

The Compensation Committee is charged with executing the Board of Directors’ overall responsibility for matters related to Chief Executive Officer and other executive compensation, including assisting the Board of Directors in administering the Company’s compensation programs and producing an annual report of the Compensation Committee on executive compensation for inclusion in the Company’s proxy statement. The Compensation Committee has a written charter to govern its operations. The Compensation Committee held eight meetings in 2010 and currently is comprised of Messrs. LaSorda, Minnich, Moll and Shaheen (Chairman). All of the members of the Compensation Committee are independent in accordance with the NYSE, SEC and IRC rules governing compensation committee member independence. The Compensation Committee has retained Towers Watson to advise it on current trends and best practices in compensation. The report of the Compensation Committee for 2010 is set forth under the caption “Compensation Committee Report.”

The Governance Committee assists the Board of Directors in fulfilling its responsibilities to stockholders by identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board of Directors, recommending candidates to the Board of Directors for all directorships and for service on the committees of the Board, developing and recommending to the Board of Directors a set of corporate governance principles and guidelines applicable to the Company, and overseeing the evaluation of the Board of Directors and the Company’s management. The Governance Committee has a written charter to govern its operations. The Governance Committee held eight meetings in 2010 and currently is comprised of Messrs. Benson (Chairman), Deml, Furlan, Johanneson and Visser. All of the members of the Governance Committee are independent in accordance with the NYSE rules governing nominating/corporate governance committee member independence.

With respect to the committee’s evaluation of nominee candidates, including those recommended by stockholders, the committee has no formal requirements or minimum standards for the individuals that are nominated.

Rather, the committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of factors that the committee generally views as relevant and is likely to consider to ensure the entire Board collectively embraces a wide variety of characteristics, including:

•	career experience, particularly experience that is germane to the Company’s business, such as agricultural products and services, legal, human resources, finance and marketing experience;

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	whether the candidate has the characteristics of an independent director;

•	academic credentials;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Company’s board — our board values continuity (but not entrenchment).

The committee does not assign a particular weight to these individual factors. Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board of Directors. The committee strives to recommend candidates who each bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. Although the Company has not adopted a specific diversity policy, the Board believes that a diversity of experience, gender, race, ethnicity and age contributes to effective governance over the affairs of the Company for the benefit of its stockholders. With respect to the identification of nominee candidates, the committee has not developed a single, formalized process. Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation or may utilize outside consultants to assist in the process.

The Governance Committee welcomes recommendations for nominations from the Company’s stockholders and evaluates stockholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the committee requires that a stockholder send the committee:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;

•	written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Code of Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (4) is, or is not, “independent” as that term is defined in the committee’s charter, and (5) has no plans to change or influence the control of the Company;

•	the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references for the candidate, including contact information; and

•	any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors or as otherwise required, in each case, pursuant to Regulation 14A of the Exchange Act.

The foregoing information should be sent to the Governance Committee, c/o Debra E. Kuper, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096, who will forward it to the chairperson of the committee. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and have given the Company timely notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The committee does not necessarily respond directly to a submitting stockholder regarding recommendations. New SEC rules that currently are subject to court review may alter this procedure in future years.

The Succession Planning Committee’s function is to ensure a continued source of capable, experienced managers available to support the Company’s future success. The Succession Planning Committee meets regularly with senior members of management in an effort to assist executive management in their plans for senior management succession, to review the backgrounds and experience of senior management, and to assist in the creation of tailored individual personal and professional development plans. The Succession Planning Committee has a written charter to govern its operations. The Succession Planning Committee held five meetings in 2010 and currently is comprised of Messrs. Deml, Johanneson (Chairman), Richenhagen and Shaheen.

During fiscal 2010, each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he served while a member thereof.

We provide various corporate governance and other information on the Company’s website at www.agcocorp.com. This information, which is also available in printed form to any stockholder of the Company upon request to the Corporate Secretary, includes the following:

•	our corporate governance principles and charters for the Audit, Compensation, Governance and Succession Planning Committees of the Board of Directors, which are available under the headings “Committee Guidelines” and “Committee Charters,” respectively, in the “Corporate Governance” section of our website’s “About AGCO” section located under “Company”; and

•	the Company’s Code of Conduct, which is available under the heading “Code of Conduct” in the “Corporate Governance” section of our website’s “About AGCO” section located under “Company”.

In addition, should there be any waivers of the Company’s Code of Conduct, those waivers will be available under the heading “Office of Ethics and Compliance” in the “Corporate Governance” section of our website’s “About AGCO” section.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2010, Messrs. Cain, LaSorda, Minnich, Moll and Shaheen (Chairman) served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 2010. Mr. Moll had a business relationship with the Company during the fiscal year 2010 as described under the caption “Certain Relationships and Related Party Transactions.” Mr. Cain retired from the Company’s Board of Directors on March 17, 2011, and Mr. Moll will be retiring from the Company’s Board of Directors at the Annual Meeting.

PROPOSAL NUMBER 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
AGCO CORPORATION 2006 LONG-TERM INCENTIVE PLAN

The Company’s Board of Directors is submitting a proposal for consideration by the stockholders to approve the amendment and restatement of the AGCO Corporation 2006 Long-Term Incentive Plan (the “LTI Plan”).

The LTI Plan allows the Company, under the direction of our Compensation Committee, to make grants of performance shares, stock appreciation rights, stock options and stock awards to employees, officers and directors of the Company and its subsidiaries. The primary purpose of the LTI Plan is to attract and retain talented employees, officers and directors, further align plan participant and stockholder interests, continue to closely link plan participant compensation with the Company’s performance, and maintain a culture based on incentive stock ownership. If approved, the LTI Plan, as amended and restated, will continue an essential component of our total compensation program, reflecting the importance that we place on motivating and rewarding superior results with long-term, performance-based incentives.

The LTI Plan is designed to allow for the grant of certain types of awards that conform to the requirements for tax-deductible, performance-based compensation under Section 162(m) of the IRC, which allows for compensation of executive officers that meets certain conditions to be excluded from the $1,000,000 limit on deductible compensation. The LTI Plan is being submitted to stockholders for approval in order to comply with the applicable requirements of the NYSE and to qualify certain awards to certain executive officers as deductible for federal income tax purposes under Section 162(m). Stockholder approval is also necessary under the federal income tax rules with respect to the qualification of incentive stock options.

Proposed Amendments

The Compensation Committee approved the amendments to the LTI Plan at its meeting on December 1, 2010. The principal changes to the LTI Plan are set forth below. If approved by the stockholders, the amended and restated LTI Plan would become effective as of April 21, 2011 and would apply prospectively to grants made under the plan thereafter.

Extension of LTI Plan.  Because awards may not be made under the LTI Plan after January 1, 2016, it is proposed that the LTI Plan be amended to extend the expiration date to ten years after the effective date of the amended and restated LTI Plan, if approved by the stockholders.

Shares Available.  As of December 31, 2010, of the 5.0 million shares reserved for issuance under the LTI Plan, approximately 759,127 shares were available for grant, assuming the maximum number of shares are earned related to previous unearned performance share grants made under the LTI Plan. On January 26, 2011, the Company granted 610,200 performance shares (subject to the Company achieving future maximum levels of performance) and 146,700 SSARs (as defined below) under the LTI Plan. These awards are not dependent on stockholder approval of the proposed amendment and restatement of the LTI Plan, as set forth in this Proposal 2. Taking these awards into account, 2,227 shares remain available for future issuance under the LTI Plan assuming the maximum number of shares are earned related to outstanding performance share grants.

It is proposed that the number of shares reserved for issuance be increased by an additional 5.0 million shares so that the maximum number of shares that may be issued under the amended and restated LTI Plan is 10.0 million. Any further increase in shares available for issuance under the LTI Plan would require further stockholder approval. The maximum number of shares of the Company’s Common Stock with respect to stock options, SSARs, performance shares and stock awards granted in any fiscal year may not exceed 500,000 for any employee.

Expansion of the Performance Criteria.  It is proposed that the provisions of the LTI Plan related to performance criteria be expanded to help ensure that certain types of awards conform to the requirements for tax-deductible, performance based compensation under Section 162(m) of the IRC. Under the proposed amendments, vesting or settlement of any award may be conditioned upon the achievement of such performance goals as the Compensation Committee may determine, which may include any of the following:

•	earnings per share and/or growth in earnings per share in relation to target objectives;

•	operating cash flow and/or growth in operating cash flow in relation to target objectives;

•	cash available in relation to target objectives;

•	operating income and/or growth in operating income in relation to target objectives

•	margins and/or growth in margins (gross, operating or otherwise) in relation to target objectives;

•	net income and/or growth in net income in relation to target objectives;

•	revenue and/or growth in revenue in relation to target objectives;

•	total stockholder return (measured as the total of the appreciation of and dividends declared on Common Stock) in relation to target objectives;

•	return on invested capital in relation to target objectives;

•	productivity and/or improvement in productivity;

•	achievement of milestones on special projects;

•	return on stockholder equity in relation to target objectives;

•	return on assets in relation to target objectives; and

•	return on common book equity in relation to target objectives.

Repricing Prohibited.  It is proposed that the Compensation Committee shall not reprice any outstanding stock option or SSAR, directly or indirectly, without the approval of the stockholders of the Company.

Clawback.  It is proposed that each award granted under the amended and restated LTI Plan be subject to the “clawback” policy of the Company in effect on the date that the award is granted, as well as any other “clawback” policy that the Company thereafter is required by law to adopt.

Administration.  It is proposed that the LTI Plan provides for administration by a committee, to be comprised of either the Compensation Committee of the Board or another committee designated by the Board. The LTI Plan has been amended to clarify that in the event that another committee is designated by the Board besides the Compensation Committee to administer the LTI Plan, then such committee shall consist of two or more members of the Board who satisfy the “outside director” requirements of Section 162(m) of the IRC as well as any independence requirements of any applicable stock exchange and the Exchange Act. The Compensation Committee currently administers the LTI Plan. Among the Compensation Committee’s powers are the authority to determine the eligibility of the plan participants and the types and amounts of awards (to the extent consistent with the LTI Plan). The particular terms and provisions applicable to each award granted under the plan will be set forth in a separate award agreement. The LTI Plan will have a term of ten years after the effective date of the amended and restated LTI Plan, subject to earlier termination by the Board as provided below.

Summary of Remaining Terms of the LTI Plan

A general description of the remaining principal terms of the LTI Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the LTI Plan as proposed to be amended and restated, a copy of which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

Purpose.  The primary purpose of the LTI Plan is to attract and retain talented employees, officers and directors, continue to closely link compensation with the Company’s performance, and maintain a culture based on stock ownership.

Eligibility for Participation.  Officers, employees and other persons providing services to, the Company or any of its subsidiaries are eligible to participate in the LTI Plan. The selection of participants is within the discretion of the Compensation Committee. Although the number of persons eligible to participate in the LTI Plan and the number of grantees may vary from year to year, the Compensation Committee currently expects approximately 150 officers and other employees to participate in the LTI Plan. In addition, the ten members of the Board of Directors participate in the plan and receive an annual share grant as outlined under “Director Compensation” in this Proxy Statement.

Terms and Conditions of Awards.  Awards made under the LTI Plan may be contingent upon the achievement of performance goals or upon other conditions, as determined by the Compensation Committee. The type and size of the award grants will be considered in light of the Company’s total compensation program. The types of awards that can be made pursuant to the LTI Plan are described below.

Performance Shares.  Performance shares are stock awards that are earned by the participants upon meeting certain performance goals as determined by the Compensation Committee and are payable either in cash or in shares of the Company’s Common Stock.

Stock Appreciation Rights.  A stock appreciation right is the right to receive the excess of the fair market price of a share of Common Stock at the time of exercise over the exercise price of the right (which may not be less than the fair market value of the Common Stock at the time of the grant), either in cash or in shares of Common Stock (stock-settled stock appreciation rights (“SSARs”)), in the future, all as determined by the Compensation Committee. The Compensation Committee may provide that a SSAR is exercisable at the discretion of the holder or that it will be paid at a specific time or times or upon the occurrence or non-occurrence of events specified in the applicable award agreement. The LTI Plan prohibits the reduction of the exercise price of an outstanding SSAR, except in connection with a recapitalization of the Company, without the consent of our stockholders.

Stock Options.  A stock option is the right to purchase a certain number of shares of Common Stock, at a certain exercise price, in the future. The Compensation Committee is authorized to grant incentive stock options or nonqualified stock options. The Compensation Committee will determine whether an option is intended to be an incentive stock option or a nonqualified stock option at the time the option is granted and will establish the terms pursuant to which the option will be exercisable, so long as such terms are not otherwise inconsistent with the terms of the LTI Plan. The exercise price of an incentive stock option granted to a participant who owns more than 10% of the voting stock of AGCO may not be less than 110% of the fair market value of the Common Stock on the date of the grant. The exercise price of nonqualified stock options and incentive stock options issued to other participants may not be less than the fair market value of the Common Stock on the date of the grant.

The Compensation Committee may permit an option exercise price to be paid in cash or through a cashless exercise executed through a broker, subject to applicable law, or by having a number of shares of Common Stock otherwise issuable at the time of exercise withheld.

Restricted Stock Awards.  The Compensation Committee may make awards of restricted stock to participants subject to such restrictions on transferability and other restrictions as the Compensation Committee may deem appropriate.

Limitations on Awards under the LTI Plan.  The LTI Plan contains a number of limitations on awards that the Company’s Board of Directors believes are consistent with the interests of our stockholders and sound corporate governance practices. These include:

•	No Repricing. Other than in connection with a change in the Company’s capitalization, the exercise price of a stock option and the exercise price of a SSAR may not be reduced without stockholder approval;

•	No Reload Grants. The LTI Plan prohibits reload grants or the granting of options in consideration for, or conditioned upon, delivery of shares to the Company in payment of the exercise price and/or tax withholding obligation under another stock option; and

•	No Discount Stock Options. The LTI Plan prohibits the granting of stock options or SSARs with an exercise price of less than the fair market value of the Company’s Common Stock on the date of grant.

Eligibility under Section 162(m).  In general, Section 162(m) of the IRC limits the ability of a company to deduct annual compensation in excess of $1,000,000 paid to its most highly-compensated executives unless the excess is performance-based. Awards under the LTI Plan may, but need not, include performance goals that are performance-based for purposes of Section 162(m) of the IRC. To the extent that awards are intended to qualify as performance-based compensation under Section 162(m) of the IRC, the Compensation Committee must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of (and before the lapse of 25 percent of) the period of service to which the award relates and while the achievement of the performance goal is still substantially uncertain. Performance goals must be stated in terms of an objective formula or standard. Performance goals may be described in terms of (i) Company or subsidiary wide objectives, (ii) objectives that are related to the performance of the division, department or function within the Company or a subsidiary of the Company in which the recipient of the award is employed or on which the recipient’s efforts have the most influence, or (iii) the performance of the Company relative to the performance by a company or group of companies selected by the Compensation Committee with respect to one or more of the performance goals established by the Compensation Committee. The LTI Plan as amended and restated would include the performance criteria described above under “Proposed Amendments” for consideration by the Compensation Committee when granting performance-based awards.

Awards of stock options and SSARs generally are considered to be performance-based compensation because of their value being directly tied to stock appreciation and do not need to be conditioned upon separate performance goals.

Change of Control.  Upon the occurrence of a change of control, as defined in the LTI Plan, all outstanding awards will become fully vested and exercisable, and all performance goals applicable to an award will be deemed automatically satisfied with respect to the greater of the target level of compensation expected to be attained pursuant to such award or the level of performance dictated by the trend of the Company’s actual performance, so that all of such compensation shall be immediately vested and payable.

Adjustments.  The number of shares of the Company’s Common Stock reserved for the grant of stock incentives and certain other limitations on the number of shares subject to one or more types of stock incentives may be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Common Stock to holders of outstanding shares of Common Stock or any other increase or decrease in the number of shares of Common Stock outstanding affected without receipt of consideration by the Company. In the event of certain corporate reorganizations and recapitalizations, stock incentives may be substituted, cancelled, accelerated or otherwise adjusted by the Compensation Committee, provided that any such action is not inconsistent with the terms of the LTI Plan or any agreement reflecting the terms of the stock incentive.

Amendments to or Termination of LTI Plan.  The LTI Plan may be amended or terminated by the Company’s Board of Directors at any time without stockholder approval, except that stockholder approval will be required for any amendment that increases the number of shares of the Company’s Common Stock available under the plan, materially expands the classes of individuals eligible to receive stock incentives, materially expands the types of awards available for issuance under the plan, or would otherwise require stockholder approval under the rules of the NYSE or market system on which the Company’s Common Stock is then traded. No amendment or termination by the Board may adversely affect the rights of a holder of a stock incentive without such holder’s consent.

New Awards

The following table provides the incentive plan awards that will be granted at the target performance level to the persons and groups provided below under the amended and restated LTI Plan, subject to approval of Proposal Number 2 by stockholders. The number of shares ultimately issued as a result of the performance awards is dependent on the achievement of pre-established performance targets for operating margin improvement.

Awards Under Amended and Restated LTI Plan — (At Target Level of Performance)

Name and Position	Dollar Value ($)(1)	Number of Units(2)

Martin H. Richenhagen, Chairman, President and Chief Executive Officer	768,900	15,000
Andrew H. Beck, Senior Vice President — Chief Financial Officer	384,450	7,500
André M. Carioba, Senior Vice President and General Manger, South America	384,450	7,500
Gary L. Collar, Senior Vice President and General Manager, EAME and Australia/New Zealand	384,450	7,500
Hubertus M. Muehlhaeuser, Senior Vice President — Strategy & Integration and General Manager, Eastern Europe & Asia	384,450	7,500
Executive Group(3)	3,972,650	77,500
Non-Executive Officer Employee Group(4)	9,175,540	179,000

(1)	Calculated based on an assumed stock price of $51.26, the closing price of the Company’s Common Stock as of March 11, 2011. Actual value will depend upon the stock price at the time of vesting.

(2)	Amounts shown above assume the target performance level is achieved. If the maximum performance level is achieved, the awards will be three times the target level awards.

(3)	Consists of 11 participants.

(4)	Consists of 130 participants.

Equity Compensation Plan Information.

The Company maintains its LTI Plan and its 2001 Option Plan pursuant to which it may grant equity awards to eligible persons. There have been no grants under the Company’s 2001 Option Plan since 2002, and the Company does not intend to make any grants under the 2001 Option Plan prior to its expiration in 2011. The following table summarizes the ability of the Company to issue Common Stock pursuant to its LTI Plan and its 2001 Option Plan as of December 31, 2010:

(c)
	(a)	(b)	Number of Securities
	Number of Securities to	Weighted-Average	Remaining Available for
	be Issued Upon Exercise	Exercise Price of	Future Issuance Under Equity
	of Outstanding Options,	Outstanding Options,	Compensation Plans (Excluding
Plan Category	Warrants and Rights	Warrants and Rights	Securities Reflected in Column (a))

Equity compensation plans approved by security holders	2,733,727	$29.26	2,694,564(1)
Equity compensation plans not approved by security holders	—	—	—

Total	2,733,727	$29.26	2,694,564(1)

(1)	Includes 1.9 million of shares available for issuance under the Company’s 2001 Option Plan.

Federal Income Tax Consequences

The following discussion outlines generally the federal income tax consequences of participation in the LTI Plan. Individual circumstances may vary and each participant in the LTI Plan should rely on his or her own tax counsel for advice regarding such federal income tax treatment.

Incentive Stock Options (“ISOs”).  A participant will not recognize taxable income on the grant or exercise of an ISO. A participant will recognize taxable income when he or she disposes of the shares of Common Stock acquired under the ISO. If the disposition occurs more than two years after the grant of the ISO and more than one year after its exercise, the participant will recognize long-term capital gain (or loss) to the extent the amount realized from the disposition exceeds (or is less than) the participant’s tax basis in the shares of Common Stock. A participant’s tax basis in the Common Stock generally will be the amount the participant paid for the stock. If Common Stock acquired under an ISO is disposed of before the expiration of the ISO holding period described above, the participant will recognize as ordinary income in the year of the disposition the excess of the fair market value of the Common Stock on the date of exercise of the ISO over the exercise price. Any additional gain will be treated as long-term or short-term capital gain, depending on the length of time the participant held the shares. Special rules apply if a participant pays the exercise price by delivery of Common Stock.

The Company will not be entitled to a federal income tax deduction with respect to the grant or exercise of an ISO. However, in the event a participant disposes of Common Stock acquired under an ISO before the expiration of the ISO holding period described above, the Company generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

Nonqualified Stock Options (“NQSOs”).  A participant will not recognize any taxable income on the grant of a NQSO. On the exercise of a NQSO, the participant will recognize as ordinary income the excess of the fair market value of the Common Stock acquired over the exercise price. A participant’s tax basis in the Common Stock is the amount paid plus any amounts included in income on exercise. Special rules apply if a participant pays the exercise price by delivery of Common Stock. The exercise of a NQSO generally will entitle the Company to claim a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

Stock Appreciation Rights.  A participant will not recognize any taxable income at the time stock appreciation rights are granted. The participant at the time of receipt will recognize as ordinary income the amount of cash and the fair market value of the Common Stock that he or she receives. The Company generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

Restricted Stock.  A participant will recognize ordinary income on account of restricted stock on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The ordinary income recognized will equal the fair market value of the Common Stock on such date. However, even if the shares under the restricted stock are both nontransferable and subject to a substantial risk of forfeiture, the participant may make a special “83(b) election” to recognize income, and have his or her tax consequences determined, as of the date the restricted stock is granted. The participant’s tax basis in the shares received will equal the income recognized. The Company generally will be entitled to a federal income tax deduction equal to the ordinary income the participant recognizes.

Performance Shares.  A participant will not recognize any taxable income at the time performance shares are granted. When the terms and conditions to which performance shares are subject have been satisfied and the award is paid, the participant will recognize as ordinary income the amount of cash and the fair market value of the Common Stock he or she receives. The Company generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

Limitation on Deductions.  The deduction by a publicly-held corporation for otherwise deductible compensation to a “covered employee” generally is limited to $1,000,000 per year. An individual is a covered employee if he or she is the Chief Executive Officer or one of the three highest compensated officers for the year (other than the Chief Executive Officer or the Chief Financial Officer). The $1,000,000 limit does not apply to compensation payable solely because of the attainment of performance conditions that meet the requirements set forth in Section 162(m) of the IRC and the regulations thereunder. Compensation is considered “qualified performance-based compensation” only if (a) it is paid solely on the achievement of one or more performance conditions; (b) a committee consisting solely of two or more “outside directors,” such as the Company’s Compensation Committee, sets the performance conditions; (c) before payment, the material terms under which the compensation is to be paid, including the performance conditions, are disclosed to, and approved by, the stockholders and (d) before payment, the Compensation Committee certifies in writing that the performance conditions have been met. The LTI Plan has been designed to enable our Compensation Committee to structure awards that meet the requirements for qualified performance-based compensation that would not be subject to the $1,000,000 per year deduction limit.

Other Tax Rules.  The LTI Plan is designed to enable our Compensation Committee to structure awards that will not be subject to Section 409A of the IRC, which imposes certain restrictions and requirements on deferred compensation.

The Board of Directors recommends a vote “FOR” the approval of the amendment and restatement of the
AGCO Corporation 2006 Long-Term Incentive Plan.

PROPOSAL NUMBER 3
APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION RELATING TO THE
COMPENSATION OF THE COMPANY’S NEOS

As required under the newly enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Board of Directors is submitting a “say on pay” proposal for stockholder consideration. While the vote on executive compensation is non-binding and solely advisory in nature, the Board of Directors and the Compensation Committee will review the voting results and seek to determine the causes of any significant negative voting result to better understand issues and concerns not previously presented. Stockholders who want to communicate with the Board of Directors or management regarding compensation-related matters should refer to “Board of Directors and Certain Committees of the Board” in this proxy statement for additional information.

The Company’s compensation philosophy is intended to pay for performance, support the Company’s business strategy and align executives’ interests with those of stockholders and employees. A significant portion of the Company’s executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including stock performance, earnings per share, operational performance, free cash flow performance and return on capital. The Company believes that as an executive’s responsibilities increase, so should the portion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive compensation, which philosophy supports and reinforces the Company’s pay for performance orientation.

The following table illustrates the Company’s strong financial performance in 2010 in terms of net income, operating margin and stock price growth relative to performance in 2009.

	2009	2010	% Change

Net Income as Reported (figures in millions $)	$135.7	$221.5	63%
Operating Margins	3.5%	4.8%	37%
Stock Price Per Share at Fiscal Year End	$32.34	$50.66	57%

AGCO’s strong financial performance aligns with compensation actions taken for NEOs in 2010, including:

•	Base salary increases ranging from 3% to 10%;

•	The Company’s Incentive Plan (“IC Plan”) payouts at the maximum performance level, or 150% of target; and

•	LTI Plan payouts for the 2008-2010 performance cycle at 32% of target.

The Compensation Committee regularly reviews best practices related to executive compensation to ensure alignment with the Company’s compensation philosophy, business strategy and stockholder focus, which are supported by the following attributes of the Company’s executive compensation program:

•	Total compensation levels for NEOs are targeted at the median (or 50th percentile) of the market, providing opportunity for upside compensation levels for excellent performance;

•	The Company uses a well defined peer group of industrial and manufacturing comparators to benchmark NEO compensation;

•	The Company’s IC Plan includes a minimum earnings per share threshold that must be met before a payout is earned, a maximum payout level of 150% of target and multiple performance measures that drive stockholder value (e.g., earnings per share, free cash flow, operating margins and quality improvement), which mitigate too heavy a focus on any one performance measure in particular;

•	The Company’s LTI Plan consists of a performance share plan, which comprises appropriately 75% of an NEO’s target LTI award, and a grant of SSARs, which comprises approximately 25% of an NEO’s target LTI award. Both LTI vehicles contain a strong performance orientation and align closely with stockholder interests;

•	The Company has implemented a recoupment policy, which allows it to take remedial action against an executive if the Board of Directors determines that an executive’s misconduct has contributed to the Company having to restate its financial statements;

•	The Company has implemented stock ownership guidelines that require executives to own a specified level of stock, which emphasizes the alignment of their interests with that of stockholders;

•	The Company only provides modest perquisites to NEOs;

•	The Company has in place a so called “double trigger” change in control provisions, under which both a change in control and a change in employment status have to occur; and

•	The Company’s historical share usage levels (e.g., burn rate and overhang) have minimized stockholder dilution.

The Compensation Committee has and will continue to take action to structure the Company’s executive compensation practices in a fashion that is consistent with its compensation philosophy, business strategy and stockholder focus.

The “Compensation Discussion and Analysis” section of this proxy statement and the accompanying tables and narrative provide a comprehensive review of the Company’s NEO compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal.

We are asking our stockholders to indicate their support for the Company’s NEO compensation as described in this proxy statement. This proposal, gives our stockholders the opportunity to express their views on the Company’s NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices thereof described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and accompanying narrative set forth in the Proxy Statement.”

The board of directors recommends a vote “FOR” the approval of the non-binding advisory resolution relating to the compensation of the Company’s NEOs.

PROPOSAL NUMBER 4

PROPOSAL REGARDING THE FREQUENCY (ONE, TWO OR THREE YEARS) OF THE NON-BINDING STOCKHOLDER VOTE
RELATING TO THE COMPENSATION OF THE COMPANY’S NEOS

Consistent with SEC rules, we will include not less frequently than once every three years in our proxy statement (and other proxy) materials for a meeting of stockholders where executive compensation disclosure is required, an advisory resolution such as Proposal 3 subject to a non-binding stockholder vote relating to the compensation of the Company’s NEOs.

We are requesting your vote to advise us of whether you believe this non-binding stockholder vote relating to the compensation of the Company’s NEOs should occur every one, two or three years. The Board of Directors recommends that you support a frequency period of every three years (a triennial vote) for future non-binding “say on pay” votes.

The Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company. In making this determination, the Board considered whether an advisory vote at this frequency provides our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results, while avoiding more emphasis on short term variations in compensation and business results. In addition, the grants made under the LTI Plan are made on a three-year cycle. An advisory vote occurring once every three years also will permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote.

For the reasons stated above, the Board of Directors is recommending a vote for a three-year frequency for the non-binding stockholder vote relating to the compensation of the Company’s NEOs. When considering the following resolution, note that stockholders are not voting to approve or disapprove the recommendation of the Board of Directors with respect to this proposal. Instead, each proxy card provides for four choices with respect to this proposal: a one, two or three-year frequency or an opportunity to abstain from voting on the proposal.

“RESOLVED, that an advisory vote of the Company’s stockholders relating to the compensation of the Company’s named executive officers be held at an annual meeting of stockholders every year, every two years, or every three years, whichever frequency receives the highest number of stockholder votes in connection with the adoption of this resolution.”

Your vote on this proposal will be non-binding on us and the Board of Directors. However, the Board of Directors values the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future decisions on the inclusion of such proposals in the proxy materials as it deems appropriate.

The Board of Directors recommends a vote for a “THREE-YEAR” frequency for the non-binding stockholder vote relating to the compensation of the Company’s NEOs.

PROPOSAL NUMBER 5

RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2011

The Company’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2011. KPMG LLP served as the Company’s independent registered public accounting firm for 2010 and is considered by management to be well-qualified.

In view of the difficulty and expense involved in changing auditors on short notice, should the stockholders not ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2011 under this proposal, it is contemplated that the appointment of KPMG LLP for the 2011 fiscal year will be permitted to stand unless the Board of Directors finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board of Directors select other auditors for the following year.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the Company’s independent registered public accounting firm for 2011.

OTHER BUSINESS

The Board of Directors does not know of any matters to be presented for action at the Annual Meeting other than the election of directors, the approval of the amendment and restatement of the LTI Plan, the approval of the non-binding advisory resolution relating to the compensation of the Company’s NEOs, the approval of the frequency for the non-binding stockholder vote relating to the compensation of the Company’s NEOs, and the ratification of the Company’s independent registered public accounting firm for 2011. If any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth certain information as of March 11, 2011 regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s Common Stock. This information is based upon SEC filings by the entities listed below, and the percentage given is based on 94,776,064 shares outstanding.

	Shares of	Percent
	Common	of
Name and Address of Beneficial Owner	Stock	Class

Blackrock, Inc.	10,539,058	11.12%
40 East 52nd Street
New York, New York 10022
Ameriprise Financial, Inc.	5,308,292	5.60%
145 Ameriprise Financial Center
Minneapolis, Minnesota 55474
FMR LLC	4,885,168	5.15%
82 Devonshire Street
Boston, Massachusetts 02109

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock by the Company’s directors, the director nominees, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the other NEOs and all executive officers and directors as a group, all as of March 11, 2011. Each such individual has sole voting and investment power with respect to the shares set forth in the table.

		Shares That
		May be
	Shares of	Acquired
	Common	Within 60	Percent of
Name of Beneficial Owner	Stock(1)(2)	Days	Class

P. George Benson	6,066	—		*
Wolfgang Deml	12,256	—		*
Luiz F. Furlan	—	—		*
Gerald B. Johanneson	15,960	—		*
Thomas W. LaSorda	2,838	—		*
George E. Minnich	6,330	—		*
Curtis E. Moll	10,842	—		*
Gerald L. Shaheen	5,947	—		*
Daniel C. Ustian	—	—		*
Hendrikus Visser	9,694	—		*
Andrew H. Beck	75,986	8,213		*
Gary L. Collar	47,484	4,969		*
Andre M. Carioba	50,038	5,892		*
Hubertus M. Muehlhaeuser	80,568	—		*
Martin H. Richenhagen	429,406	45,491		*
All executive officers and directors as a group (21 persons)	904,169	85,740	1.0%

*	Less than one percent.

(1)	This includes grants to Mr. Richenhagen of 31,962 restricted shares that vest on December 6, 2011; and 63,925 restricted shares that vest on December 6, 2012. Mr. Richenhagen previously was issued these retention-based awards, but he will forfeit the shares if he does not remain employed at the end of each respective vesting period.

(2)	Includes the following numbers of restricted shares of the Company’s Common Stock earned under the Company’s Non-Employee Director Stock Incentive Plan, which was terminated in December 2005, and/or as a result of restricted stock grants under the Company’s current long-term incentive plan by the following individuals: Mr. Benson — 5,866; Mr. Deml — 7,390; Mr. LaSorda — 2,338; Mr. Johanneson — 5,960; Mr. Minnich — 6,330; Mr. Moll — 6,342; Mr. Shaheen — 5,947; Mr. Visser — 8,499; All directors as a group — 55,836.

EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth information as of March 11, 2011, with respect to each person who is an executive officer of the Company.

Name	Age	Positions

Martin H. Richenhagen	58	Chairman of the Board, President and Chief Executive Officer
Garry L. Ball	63	Senior Vice President — Engineering
Andrew H. Beck	47	Senior Vice President — Chief Financial Officer
David L. Caplan	63	Senior Vice President — Materials Management, Worldwide
André M. Carioba	60	Senior Vice President and General Manager, South America
Gary L. Collar	54	Senior Vice President and General Manager, EAME and Australia/New Zealand
Robert B. Crain	51	Senior Vice President and General Manager, North America
Randall G. Hoffman	59	Senior Vice President — Global Sales & Marketing and Product Management
Hubertus M. Muehlhaeuser	41	Senior Vice President — Strategy & Integration and General Manager, Eastern Europe & Asia
Lucinda B. Smith	44	Senior Vice President — Human Resources
Hans-Bernd Veltmaat	56	Senior Vice President — Manufacturing & Quality

Martin H. Richenhagen has been Chairman of the Board of Directors since August 2006 and has served as President and Chief Executive Officer since July 2004. Mr. Richenhagen is currently a member of the Board, Audit and Technology & Environment Committees for PPG Industries, Inc., a leading coatings and specialty products and services company. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material business based in Switzerland. From 1998 to 2002, Mr. Richenhagen was Group President of Claas KGaA mbH, a global farm equipment manufacturer and distributor. From 1995 to 1998, Mr. Richenhagen was Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators.

Garry L. Ball has been Senior Vice President — Engineering since June 2002. Mr. Ball was Senior Vice President — Engineering and Product Development from 2001 to 2002. From 2000 to 2001, Mr. Ball was Vice President of Engineering at CapacityWeb.com. From 1999 to 2000, Mr. Ball was Vice President of Construction Equipment New Product Development at Case New Holland (“CNH”) Global N.V. Prior to that, he held several key positions including Vice President of Engineering Agricultural Tractor for New Holland N.V., Europe, and Chief Engineer for Tractors at Ford New Holland.

Andrew H. Beck has been Senior Vice President — Chief Financial Officer since June 2002. Mr. Beck was Vice President, Chief Accounting Officer from January 2002 to June 2002, Vice President and Controller from 2000 to 2002, Corporate Controller from 1996 to 2000, Assistant Treasurer from 1995 to 1996 and Controller, International Operations from 1994 to 1995.

David L. Caplan has been Senior Vice President — Material Management, Worldwide since October 2003. Mr. Caplan was Senior Director of Purchasing of PACCAR Inc from 2002 to 2003 and was Director of Operation Support with Kenworth Truck Company from 1997 to 2002.

André M. Carioba has been Senior Vice President and General Manager, South America since July 2006. Mr. Carioba held several positions with BMW Group and its subsidiaries worldwide, including President and Chief Executive Officer of BMW Brazil Ltda., from 2000 to 2005, Director of Purchasing and Logistics of BMW Brazil Ltda., from 1998 to 2000, and Senior Manager for International Purchasing Projects of BMW AG in Germany, from 1995 to 1998.

Gary L. Collar has been Senior Vice President and General Manager, EAME and Australia/New Zealand since January 2009. From 2004 to December 2008, Mr. Collar was Senior Vice President and General Manager EAME and EAPAC. Mr. Collar was Vice President, Worldwide Market Development for the Challenger Division from 2002 until 2004. Between 1994 and 2002, Mr. Collar held various senior executive positions with ZF Friedrichshaven A.G., including Vice President Business Development, North America, from 2001 until 2002, and President and Chief Executive Officer of ZF-Unisia Autoparts, Inc., from 1994 until 2001.

Robert B. Crain has been Senior Vice President and General Manager, North America since January 2006. Mr. Crain held several positions within CNH Global N.V. and its predecessors, including Vice President of New Holland’s North America Agricultural Business, from 2004 to 2005, Vice President of CNH Marketing North America Agricultural business, from 2003 to 2004 and Vice President and General Manager of Worldwide Operations for the Crop Harvesting Division of CNH Global N.V. from 1999 to 2002.

Randall G. Hoffman has been Senior Vice President, Global Sales & Marketing and Product Management since November 2005. Mr. Hoffman was the Senior Vice President and General Manager, Challenger Division Worldwide, from 2004 to 2005, Vice President and General Manager, Worldwide Challenger Division, from 2002 to 2004, Vice President of Sales and Marketing, North America, from November 2001 to 2002, Vice President, Marketing North America, from April 2001 to November 2001, Vice President of Dealer Operations, from June 2000 to April 2001, Director, Distribution Development, North America, from April 2000 to June 2000, Manager, Distribution Development, North America, from 1998 to April 2000, and General Marketing Manager, from 1995 to 1998.

Hubertus M. Muehlhaeuser has been Senior Vice President — Strategy & Integration and General Manager, Eastern Europe & Asia since January 2009. Since 2005, Mr. Muehlhaeuser has served as Senior Vice President — Strategy & Integration, and since 2007 he also has responsibility for AGCO Sisu Power Engines. Previously, Mr. Muehlhaeuser spent over ten years with Arthur D. Little, Ltd., an international management-consulting firm, where he was made a partner in 1999. From 2000 to 2005, he led the firm’s Global Strategy and Organization Practice as a member of the firm’s global management team, and was the firm’s managing director of Switzerland from 2001 to 2005.

Lucinda B. Smith has been Senior Vice President — Human Resources since January 2009. Ms. Smith was Vice President, Global Talent Management & Rewards from May 2008 to December 2008 and was Director of Organizational Development and Compensation from 2006 to 2008. From 2005 to 2006, Ms. Smith was Global Director of Human Resources for AJC International, Inc. Ms. Smith also held various domestic and global human resource management positions at Lend Lease Corporation, Cendian Corporation and Georgia-Pacific Corporation.

Hans-Bernd Veltmaat has been Senior Vice President — Manufacturing & Quality since July 2008. Mr. Veltmaat was Group Executive Vice President of Recycling Plants at Alba AG from 2007 to June 2008. From 1996 to 2007, Mr. Veltmaat held various positions with Claas KGaA mbH in Germany, including Group Executive Vice President, a member of the Claas Group Executive Board and Chief Executive Officer of Claas Fertigungstechnik GmbH.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes our compensation philosophies, the compensation programs provided to our NEOs and the decision-making process followed in setting pay levels for our NEOs during our 2010 fiscal year. This discussion should be read in conjunction with the tables and related narratives that follow. Our NEOs for 2010 are:

•	Andrew H. Beck, Senior Vice President — Chief Financial Officer

•	André M. Carioba — Senior Vice President and General Manager, South America

•	Gary L. Collar, Senior Vice President and General Manager, EAME and Australia/New Zealand

•	Hubertus M. Muehlhaeuser, Senior Vice President — Strategy & Integration and General Manager, Eastern Europe & Asia

•	Martin H. Richenhagen, Chairman of the Board, President and Chief Executive Officer

Compensation Philosophy and Governance

AGCO’s compensation philosophy was updated and approved by the Compensation Committee (the “Committee”) of the Board of Directors in October 2010. The philosophy is intended to articulate the Company’s principles and strategy for total compensation and specific pay program elements. It is closely aligned with business strategy and reflects performance attributes and, as such, ties executives’ interests to those of stockholders and employees.

It is AGCO’s practice to compensate executive officers through a combination of cash and equity compensation, retirement programs and other benefits. Our primary objectives are to provide compensation programs that:

•	Align with stockholder interests;

•	Reward performance;

•	Attract and retain quality management;

•	Encourage executive stock ownership;

•	Are competitive with companies of similar revenue size, industry and complexity;

•	Mitigate excessive risk taking; and

•	Are substantially consistent among our locations worldwide

We believe that as an executive’s responsibilities increase, so should the portion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive compensation.

A significant portion of our executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including stock performance, earnings per share, operational performance, free cash flow performance and return on invested capital. Another significant factor in the Committee’s decisions to make equity-based awards to our executives is stockholder dilution, and the Committee strives to minimize the dilutive effect of those awards on stockholders.

Executive pay at AGCO is intended to be market competitive, but also performance-based, and structured so that it addresses retention, recruitment, market demands and other business concerns. Awards under compensation programs are set to generally approximate the median level of market competitiveness as compared to other companies of similar revenue size, industry and complexity. We also consider geographic market differences when setting the value and mix of the Company’s compensation for executives based outside of the U.S. Payouts earned under incentive awards are designed to vary with the Company’s performance, with increased payouts awarded for above-target performance and lower or no payouts awarded for below-target performance.

When establishing the compensation and performance criteria, we set goals that we believe reflect key areas of performance that support our long-term success. We consider factors such as the Company’s current performance compared to industry peers, desired levels of performance improvement, and industry trends and conditions when determining performance expectations within the Company’s compensation plans.

The Board of Directors periodically meets independently with the Committee chairman, who participates in executive sessions with the Board (without AGCO management present), to discuss compensation matters.

The Committee approves all compensation for executive officers, including the structure and design of the compensation programs. The Committee is responsible for retaining and terminating compensation consultants and determining the terms and conditions of their engagement, including fees. Since 2005, the Committee has engaged Towers Watson, an internationally recognized human resources consulting firm, to advise the Committee, and at times management, with respect to the Company’s compensation programs and to perform various related studies and projects, including market analysis and compensation program design. A Towers Watson representative reports directly to the Committee as its compensation advisor.

The Committee annually reviews the role of its compensation advisor and believes that he is fully independent for purposes of providing on-going recommendations regarding executive compensation. In addition, the Committee believes that the compensation advisor provides candid, direct and objective advice to the Committee that is not influenced by any other services provided by Towers Watson. To ensure independence:

•	The Committee directly hired and has the authority to terminate the compensation advisor;

•	The compensation advisor reports directly to the Committee and the chairperson;

•	The compensation advisor meets as needed with the Committee in executive sessions that are not attended by any of the Company’s officers;

•	The compensation advisor and his team at Towers Watson have direct access to all members of the Committee during and between meetings;

•	The compensation advisor is not the Towers Watson client relationship manager for AGCO;

•	Neither the compensation advisor nor any member of his team participates in any activities related to the administrative services provided to AGCO by other Towers Watson business units; and

•	Interactions between the compensation advisor and AGCO’s management generally are limited to discussions on behalf of the Committee and information presented to the Committee for approval.

Annual Review of Consultant Independence

Towers Watson provides the Committee an annual update on its services and related fees. The Committee determines whether Towers Watson’s services are performed objectively and free from the influence of management. With the full knowledge of the Committee, AGCO has retained a distinct unit of Towers Watson for all other global services, including broad-based employee retirement and benefit services, and specific projects within multiple countries for various Company subsidiaries, excluding Committee services.

The Committee also closely examines the safeguards and steps Towers Watson takes to ensure that its executive compensation consulting services are objective, for example:

•	Towers Watson has separated its executive compensation consulting services into a single, segregated business unit within Towers Watson;

•	The Committee’s compensation advisor receives no direct incentives based on other services Towers Watson provides to AGCO;

•	The total amount of fees for consulting services provided to the Committee in 2010 by its compensation advisor was approximately $339,000; and

•	The total amount of fees paid by AGCO to Towers Watson in 2010 for all other services, excluding Committee services, was approximately $2,317,000. These other services primarily related to actuarial services in respect of the Company’s defined benefit plans, general employee compensation consulting services, benefit plan design services and pension administration services. Approximately $869,000 of the $2,317,000 in other services was paid directly from the pension trusts of the Company’s U.S. and U.K. pension plans.

For these reasons, the Committee does not believe that Towers Watson’s services for AGCO’s employee retirement and benefit plans, or its specific projects, compromise its compensation advisor’s ability to provide the Committee with perspective and advice that is independent and objective.

Competitive Analyses

We perform competitive analyses with respect to cash compensation, long-term equity incentives and executive retirement programs. These analyses are conducted regularly and include a comparison to nationally recognized compensation surveys, as well as a comparison to a peer group of other industrial companies. These competitive analyses provide us with information regarding ranges and median compensation levels, as well as the types of compensation practices followed at other companies. The analyses are used to review, monitor and establish appropriate and competitive compensation guidelines, determine the appropriate mix of compensation between programs and establish the specific compensation levels for our executives.

The Committee last performed an external market review in 2009 that examined the competitiveness of the Company’s NEOs’ total compensation. The analysis reviewed the dollar value of the compensation, as well as the mix of compensation between base salary, annual cash incentive bonus and long-term incentive (“LTI”) pay. The Committee’s goal is to establish base salary, target total cash (base salary plus target bonus opportunity) and target total direct compensation (target total cash plus target LTI opportunity) for each NEO within plus/minus 20% of the market median, which reflects an average of published survey data and peer proxy statements. The competitive market comparison for each of the Company’s NEOs is summarized below:

Target Total Direct
Name	Base Salary	Target Total Cash	Compensation

Mr. Beck	Slightly Below Market Median	Near Market Median	Slightly Below Market Median

Mr. Carioba	Slightly Below Market Median	Slightly Below Market Median	Slightly Below Market Median

Mr. Collar	Slightly Below Market Median	Slightly Below Market Median	Slightly Below Market Median

Mr. Muehlhaeuser	Slightly Above Market Median	Slightly Above Market Median	Near Market Median

Mr. Richenhagen	Near Market Median	Near Market Median	Near Market Median

The Committee uses the external market review to help it make informed decisions regarding NEO compensation. For the Chief Executive Officer, the Committee recognizes the critical nature of this role, his higher level of responsibility within the Company and his more pervasive influence over the Company’s performance and, therefore, provides market competitive levels of compensation; as a result, compensation for this position differs from levels of compensation paid to other NEOs. Mr. Richenhagen, as Chief Executive Officer of the Company, is placed in his own level based purely on median market information.

The Company’s Senior Vice Presidents (“SVPs”) are grouped into two tiers. All of the General Managers and the Chief Financial Officer are grouped together in the first tier, and the Company’s functional SVPs are grouped together in the second tier. It is the Company’s philosophy to compensate SVPs in each tier similarly, including each of the General Managers and the Chief Financial Officer, even though market data might suggest otherwise. The market data for each of the General Managers is adjusted to reflect the different sizes of the businesses they manage, with Mr. Collar managing the largest business and Mr. Muehlhaeuser the smallest. The Committee, in recognition of the collaborative efforts of the General Managers operating not only their respective businesses, but also the Company’s worldwide business, sets the compensation of all General Managers at similar levels. In Mr. Beck’s case, the Committee’s view is that the Chief Financial Officer should not be paid significantly more than the General

Managers, which is consistent with the Company’s compensation philosophy and reinforced by the internal grouping of the Company’s executives. However, in recognition that Mr. Beck’s total direct compensation was slightly below market median, he was given a slightly larger award of performance shares in 2010 and 2011.

As part of its regular review of the composition of the peer group, the Committee reviewed the Company’s peer group in October 2010. The only change that was made to the composition of the peer group was the exclusion of The Black & Decker Corporation as a peer because of its merger with Stanley Works in 2010. As a result, the Company’s current peer group includes the following 19 companies: Cooper Industries, Inc., Cummins Inc., Danaher Corporation, Dover Corporation, Eaton Corporation, Flowserve Corporation, Illinois Tool Works, Inc., Ingersoll-Rand Company Limited, The Manitowoc Company Inc., Navistar International Corporation, Oshkosh Truck Corporation, PACCAR Inc, Parker-Hannifin Corporation, Rockwell Automation, Inc., SPX Corporation, Stanley Black & Decker (combined company of Stanley Works and The Black & Decker Corporation), Terex Corporation, Textron, Inc., and The Timken Company. The Committee believes that the companies in the current peer group reflect AGCO’s size and closely align with our business and the markets in which we serve and operate. The Committee will continue to review the composition of the peer group and make updates as needed.

Components of AGCO Total Compensation

AGCO’s compensation philosophy defines total compensation to consist of:

•	Base Salary

•	Annual Cash Incentive Bonuses

•	Long-term Incentives

•	Benefits and Certain Perquisites

For a NEO, the variable or incentive pay (both annual and LTI) opportunity represents a large portion of the mix, or at least 60% of total expected compensation. Benefits represent a much smaller portion of the mix for each NEO when compared to base salary and incentive pay. The components of compensation are described below.

Base Salary

Base salary establishes the foundation of total compensation and supports the attraction and retention of qualified staff. The base salary for executives is reviewed and approved by the Committee annually for executive officers. In addition, base salaries may be changed as a result of a new appointment or a change in responsibility for an executive. Base salaries are designed to provide competitive levels of compensation to executives based on their scope of responsibilities, experience, and performance. Base salaries also serve as the basis for determining annual and long-term target incentive opportunities.

The Committee considers base salary merit increases in April of each year and, in light of the economic recession that adversely affected the Company’s operating results beginning in 2008, did not award merit increases for NEOs in 2009. In April of 2010, the Committee provided base salary increases to NEOs based upon individual and Company performance and consistent with the benchmarking and base salary adjustment action plan that was developed in 2009. The salary adjustment action plan was developed to improve or maintain, depending on market positioning, base salaries for NEOs and other executive officers over a period of three years. In 2010, the Committee approved base salary increases for NEOs ranging from 3% to 10%. The base salary for Martin Richenhagen, our Chief Executive Officer, was set at $1,106,700 reflecting a 5% increase in 2010.

Annual Cash Incentive Bonuses

The Company’s IC Plan is intended to facilitate alignment of management with corporate objectives and stockholder interests in order to achieve outstanding performance and to meet specific AGCO financial goals. We believe that the annual incentive should be a substantial component of total compensation. Further, incentive compensation must be based on AGCO’s performance, as well as the contribution of executive officers through the leadership of their respective regional or functional areas.

Incentive compensation opportunities are expressed as a percentage of the executive officer’s gross base salary. The annual award opportunity for Mr. Richenhagen and the other NEOs in 2010 are shown in the chart below:

	Opportunity as a percentage
	of base salary			Portion attributable to
	Minimum	Target	Maximum	Corporate	Regional/Functional
Name	Award	Award	Award	Goals	Goals

Mr. Beck	40%	100%	150%	100%	0%
Mr. Carioba	28%	70%	105%	50%	50%
Mr. Collar	28%	70%	105%	50%	50%
Mr. Muehlhaeuser	28%	70%	105%	50%	50%
Mr. Richenhagen	52%	130%	195%	100%	0%

Mr. Richenhagen’s annual incentive compensation for 2010 is deductible under Section 162(m) of the IRC.

Under the IC Plan, graduated award payments of 40% of target are made if a minimum of 80% of the target goal is met, increasing to the maximum payout of 150% of target when 120% of the target goal is met. The corporate objectives are set at the beginning of each year and approved by the Committee. However, unless a threshold of 60% of the adjusted earnings per share (“EPS”) target goal is reached, no awards are paid regardless of performance relative to the other target goals. For the year ended December 31, 2010, the corporate objectives were based on targets for free cash flow (“FCF”), EPS, operating margin and customer satisfaction (“CS”). The calculation of these measures and corporate weightings are as follows:

•	EPS: Diluted and adjusted to exclude restructuring expenses and other infrequent items (40% weight). EPS equals adjusted net income (excluding restructuring expenses and other infrequent items) divided by diluted weighted average number of common and common equivalent shares outstanding.

•	FCF: Cash flow from operating activities less capital expenditures. This measure excludes cash flow from financing, such as increases in accounts receivables securitizations (30% weight). For 2011, the FCF target will instead be based upon cash flow from operating activities only.

•	Operating margin: The percentage calculated when income from operations is divided by net sales (20% weight). Operating margin equals income from operations divided by net sales. This measure also excludes restructuring expenses and other infrequent items.

•	Customer Satisfaction: Overall customer satisfaction index, which measures after-sales service, sales experience and product quality (10% weight).

An executive’s annual cash incentive is determined based on performance compared to pre-established corporate, regional/functional and personal performance goals. For executive officers with a regional focus, their goals are established primarily for operational performance in their geographic area or other quantitative objectives based on their specific responsibilities. For the positions of Chief Financial Officer and Chief Executive Officer (Messrs. Beck and Richenhagen, respectively), 100% of their incentive is based on corporate measures and results.

In addition to corporate goals, the plan engages participants to focus on regional and functional goals to provide incentives for behaviors linked to business drivers, such as growth in market share. For participants with direct regional responsibility, the corporate portion is a minimum of 50% of the total target award. For these participants, regional goals are also 50%, except for our Chief Executive Officer and Chief Financial Officer, who are solely measured on corporate goals. For participants with direct functional responsibility, the corporate portion is a minimum of 70% of the total target award. For these participants, functional goals are 30%. Goal setting is based on internal planning informed by external factors. The regional and functional goals help provide alignment with corporate goals and the Company’s overall performance. Although goals differ by region and function, examples of regional and functional goals for 2010 are as follows:

Regional Goals	Functional Goals

• Income Contributed (operating income less capital charge for working capital employed) • Operating Margin • Market Share Improvement • New Product Introduction Metric	• Consolidated Operating Margin • Quality and Repair Frequency • Right First Time (Quality) • New Product Introduction

For 2010, targets for each of the measures and AGCO’s actual performance are summarized below:

		Bonus	Actual	Percent	Earned
Measure	Weight	Objective	Performance	Achieved	Award

Earnings Per Share	40%	$1.55	$2.33	150%	60%
Free Cash Flow(1)	30%	$76	$271	355%	45%
Operating Margins	20%	3.8%	4.8%	160%	30%
Quality Improvement	10%	85.5%	86.1%	124%	15%

(1)	Amounts stated in millions of dollars.

For 2010, the Committee determined that the Company not only met the minimum performance level for EPS to warrant an incentive payout, but performed at the maximum level on each of the four performance measures. As a result, bonuses were paid to NEOs at the maximum performance level, which is 150% of target.

The Company considers the 2011 target goals under the IC Plan for the current year to be confidential. Historically, the Committee has established target goals for the Company’s executive officers that the Committee believed at the time were reasonably achievable. If the Company is able to meet the objectives set out in its budget for 2011, and if each executive officer achieves what the Committee considers reasonable regional and functional goals, the Committee believes that the executive officers should be able to earn their target bonuses. However, given the recent volatility in the markets, the Committee is not able to predict with any certainty that the targets will be achieved.

The Committee believes that the annual incentive plan motivates our NEOs to drive financial results and make sound business decisions. Also, special incentive awards can be made based on extraordinary and unusual achievement as determined by the Committee. Such awards are subject to approval of the Board of Directors. No such awards were made by the Committee in 2010.

The IC Plan also provides for payment of a pro rata portion of the participant’s bonus upon a change of control, as well as additional bonus payments to certain participants terminated without cause within two years of a change of control. This is further explained in “Severance Benefits and Change of Control.”

Long-term Incentives

The Company provides performance- and retention-based equity opportunities to the NEOs. LTI represents a significant component of total compensation and weighs heavily in the overall pay mix for executives. The overarching principles of the LTI Plan are:

•	LTI is performance-based and is intended to engage executives in achieving longer-term goals and to make decisions in the best interests of stockholders

•	Target award opportunities are generally competitive with median levels of other companies of similar size, industry and complexity

•	Realizable gains are intended to vary with Company performance and stock price growth

•	Performance goals are aligned with stockholder interests and support the long-term success of AGCO

The current LTI opportunity for executives is comprised of two vehicles: a performance share plan (“PSP”), which is projected to comprise approximately 75% of an executive’s target LTI award, and a grant of SSARs, which is projected to comprise approximately 25% of the executive’s LTI target award opportunity.

The PSP and the SSARs are summarized below:

•	PSP— Award opportunities are denominated in shares of our Common Stock and are earned on the basis of our performance versus pre-established goals for a three-year cycle.

•	SSARs — Similar to a stock option, SSARs are awards that provide the participant with the right to receive share appreciation over the grant price, payable in whole shares of our Common Stock, at any time after the grant is vested and within the specified term of the grant. The SSARs vest at a rate of 25% a year for four years, with a term of seven years.

For grants under the PSP, earned awards are based on achievement compared to two measures: cumulative EPS and average return on invested capital (“ROIC”) over a three-year performance period. These measures were chosen because we believe that they are meaningful measures of our performance and have a strong correlation to generating stockholder value over the long-term. We established three levels of performance for each measure: threshold, representing the minimum level of performance that warrants a payout; target, representing a level of performance where median target compensation levels are appropriate; and outstanding, representing a maximum realistic performance level where increased compensation levels are appropriate. The cumulative earnings per share and ROIC goals are linked within a performance award matrix which is used to determine the number of shares earned in various combinations of performance. The award opportunity levels are expressed as multiples of the executive’s “target” award opportunity.

The matrix of award opportunities is illustrated below:

		Cumulative Earnings
		Below
		Threshold	Threshold	Target	Outstanding
	Outstanding	100.0%	116.5%	150.0%	200.0%
Average	Target	50.0%	66.6%	100.0%	150.0%
ROIC	Threshold	16.5%	33.3%	66.6%	116.5%
	Below Threshold	0.0%	16.5%	50.0%	100.0%

As evident in the matrix above, the performance targets of cumulative earnings per share and average ROIC are given equal weighting in the determination of the number of shares earned. In addition, the matrix provides for an award of 33%, 100% or 200% of the target shares upon achieving the threshold, target or outstanding performance level for each goal, respectively. If the actual performance of the goal falls in between the established goals for threshold, target and outstanding performance, the associated payout factor will be calculated using a straight-line interpolation between the two goals. The Committee has the discretion to exclude restructuring and certain other infrequent items from the calculation of cumulative earnings per share or average ROIC in order to ensure the LTI Plan is equitable and executive decisions and actions are not inhibited by their projected impact on the Plan.

Our objective in sizing and setting the award opportunities for executives is to approximate the median level of market competitiveness within the Company’s peer group at the “target” level of performance. PSP awards are structured at the “threshold” level of performance to approximate the market’s 25th percentile and at the “outstanding” level of performance to approximate the 75th percentile. For the SSAR awards, the number of shares granted is based on the expected value at the median level of market competitiveness.

For the awards granted in 2008 under the PSP, the Committee determined that, based on the Company’s performance for the three-year PSP performance cycle (2008-2010), the Company achieved above “threshold” but below “target” on cumulative earnings per share and below “threshold” on average ROIC, producing a 32% payout as shown in the chart below. The global economic downturn presented challenges during the 2008-2010 PSP performance cycle, although reasonably strong financial results in 2008 and 2010 helped the Company achieve above “threshold” but below “target” on cumulative earnings per share. The information provided below includes adjustments made by the Committee in accordance with the LTI Plan for non-recurring items and the impact of the adoption of new accounting standards which required retroactive and prospective application upon adoption.

					Earned
Measure	Threshold	Target	Outstanding	Actual	Award

Cumulative EPS	$8.01	$9.10	$10.42	$8.51	64%
Average ROIC	12.4%	13.1%	15.0%	11.2%	0%

For EPS, the target goal was $9.10 per share and the Company actually achieved between the “threshold” and “target” goal, and for average ROIC, the target goal was 13.1% and the Company actually achieved below the threshold goal, which produced a 32% average payout.

The target award and actual number of shares received by the NEOs for the three-year performance cycle covering 2008-2010 are shown below:

Three-Year Performance Cycle (2008-2010)
	Target	Actual
Name	Award	Award

Mr. Beck	7,300 shares	2,336 shares
Mr. Carioba	7,300 shares	2,336 shares
Mr. Collar	7,300 shares	2,336 shares
Mr. Muehlhaeuser	5,000 shares	1,600 shares
Mr. Richenhagen	50,000 shares	16,000 shares

In 2010, the Committee established award opportunities for executives covering a new three-year PSP performance cycle (2010-2012), as well as a new grant of SSARs. The Committee’s strategy is to regularly evaluate the size of award levels by taking into consideration market trends, the industry’s cyclicality and other volatility factors. New targets covering the 2010 three-year PSP performance period also were established for cumulative EPS and average ROIC. In 2010, the Committee also established the Margin Improvement Plan (“MIP”), which is a supplemental, one-time PSP that focuses exclusively on the achievement of operating margin goals. The Committee believes that operating margin improvement is critical in sustaining and driving strong financial results and shareholder returns. The MIP covers a five-year period (2011-2015) and can pay out after 2013, 2014 and/or 2015 if certain operating margin goals are met.

The Company considers the target goals for PSP awards for uncompleted cycles to be confidential. Historically, the Committee has established target goals for the Company’s executive officers that the Committee believed at the time were reasonably achievable. If the Company is able to meet the objectives set out in its strategic plans, and if each executive officer achieves what the Committee considers reasonable regional and functional goals, the Committee believes that each executive officer should be able to earn a target level award for achieving those goals in each of the Company’s open performance share cycles. However, given the recent volatility in the markets, the Committee is not able to predict with any certainty that the open performance share cycles will pay out at target.

The Committee approves all grants of stock-based compensation to the Chief Executive Officer and all other executive officers. The Chief Executive Officer, with the assistance of the Senior Vice President — Human Resources, assists the Committee with recommendations for award levels for all other executive officers. Our policy is that SSARs are awarded with exercise prices at or above the fair market value of the Company’s Common Stock on the date of the grant.

Clawback of Incentive Compensation

The Company has a Compensation Adjustment and Recovery Policy. Pursuant to the policy, if the Board of Directors learns of any misconduct by an officer of the Company or one of its subsidiaries that contributed to the Company’s having to restate its published financial statements, it shall take, or direct the Company to take, such action as it deems reasonably necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the individual in violation of the policy. In determining whether remedial action is appropriate, the Board shall take into account such factors as it deems relevant, including whether the misconduct reflected negligence, recklessness or intentional wrongdoing. Remedial action may include dismissal and initiating legal action against the officer.

In addition, the Board will, to the full extent permitted by governing law, in all appropriate cases, direct the Company to seek reimbursement of any bonus or incentive compensation awarded to an officer, or effect the cancellation of unvested, restricted or deferred equity awards previously granted to an officer, if: (1) the amount of the bonus or incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced as part of a restatement, (2) the officer engaged in intentional wrongdoing that contributed to the restatement, and (3) the amount of the award would have been lower had the financial results been properly reported.

In determining what action to take or to require the Company to take, the Board may consider, among other things, penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities, the impact upon the Company in any related proceeding or investigation of taking remedial action against an officer, and the cost and likely outcome of taking remedial action. The Board’s power to determine the appropriate remedial action is in addition to, and not in replacement of, remedies imposed by such authorities.

Without by implication limiting the foregoing, following a restatement of the Company’s financial statements, the Company also shall be entitled to recover any compensation received by the Chief Executive Officer and Chief Financial Officer that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

The policy further specifies that the authority vested in the Board under the policy may be exercised by any committee thereof. In addition, the Company expects to reevaluate this policy after the SEC issues final rules implementing the clawback provisions set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Share Ownership and Retention Guidelines

We believe that share ownership by directors and executives emphasizes the alignment of their interests with that of stockholders. The stock ownership guidelines for the Company’s non-executive directors and executive officers call for non-employee directors to own Common Stock, or other equity equivalents, equal in value to four times the value of the annual retainer. The Chief Executive Officer is required to own Common Stock, or other equity equivalents, equal in value to five times annual salary, and all other executive officers are required to own Common Stock, or other equity equivalents, equal in value to three times respective annual salaries. Once the minimum ownership level is acquired, an individual will remain qualified if he or she continues to hold at least the same number of shares regardless of the change in market value of the underlying stock. Directors and executive officers as of October 23, 2008 have a period of four years from that date to accumulate enough shares to satisfy the stock ownership requirements. Any person becoming a director or executive officer after October 23, 2008 is allowed a four-year period from his or her date of election or appointment to comply with the stock ownership requirements.

Compensation Risk Assessment

Companies are expected to annually conduct a risk assessment, which consists of a review of compensation policies and practices and incentive plans and programs to evaluate if such compensation policies and practices and incentive plans and programs are appropriately structured for the company and its business objectives and discourage executives from taking excessive risk. In 2010, the Company performed a Compensation Risk Assessment to identify potential risks identified with its compensation program. Based upon the findings of the Assessment and the Committee’s independent analysis, the Committee has concluded that there are no risks arising from compensation policies and practices and incentive plans and programs that are reasonably likely to have a material adverse effect on the Company.

The overall design of the executive compensation program attempts to mitigate the possibility that excessive risks are being taken that could harm the long-term value of AGCO. These features include: (1) the annual review and approval of the financial performance objectives by the Compensation Committee; (2) the use of multiple performance objectives, thus mitigating too heavy a focus on any one in particular; (3) the capping of short and long-term incentive payouts for NEOs and other participants at 150% and 200% of the target opportunity, respectively; (4) stock ownership requirements for senior executives, which we believe align their long-term interests with that of stockholders; and (5) a recoupment program that can require the return of any bonus or incentive compensation that was improperly earned.

Retirement Benefits

We believe that offering competitive retirement benefits is important to attract and retain top executives. Our U.S.-based executives participate in a non-qualified executive defined benefit plan in addition to a traditional defined contribution 401(k) plan. For the Company’s 401(k) plan, AGCO generally contributed approximately $11,025 to each executive’s 401(k) account during 2010, which was the maximum match contribution allowable under our plan.

In January 2007, we established the Company’s executive nonqualified Pension Plan (“2007 ENPP”), which we believe is competitive with companies of similar type and size. The 2007 ENPP provides U.S.-based executive officers with retirement income for a period of 15 years based on a percentage of their average final salary and bonus, reduced by the executive officer’s social security benefits and 401(k) employer-matching contributions. The benefit paid to the executive officers is 3% of the average of the last three years of their respective base salaries plus bonus prior to their termination of employment (“final earnings”) multiplied by credited years of service, with a maximum annual benefit of 60% of final earnings. To provide a stronger retention feature, benefits under the 2007 ENPP vest if the participant has attained age 50 with at least ten years of service (five years of which must include tenure as an executive officer), but are not payable until the participant reaches age 65 or upon termination of services because of death or disability, adjusted to reflect payment prior to age 65. In 2010 the plan was amended to allow Mr. Beck to vest in his benefit at age 46. The Company’s non-U.S.-based executive officers participate in local country retirement benefit plans that we believe are competitive for executive officers in the local employment market. Additional details regarding retirement benefits are provided in the “2010 Summary Compensation Table” and the “2010 Pension Benefits Table.”

Severance Benefits and Change of Control

We believe that reasonable severance benefits are necessary to attract top executives. The levels of severance benefits provided to our executives are designed to take into account the difficulty executives may have to find comparable employment.

The employment agreements with our executives provide severance benefits when the termination is without “cause” or the employee terminates for “good reason.” The severance benefit depends on whether the termination involved a change of control. For terminations without “cause” or for “good reason” that do not involve a change of control, the severance benefit allows for the executives to receive their base salary for a period of up to two years and a pro rata portion of the bonus to which the executive would have been entitled for the year of termination had the executive remained employed for the entire year. Specifically for the NEOs, Messrs. Carioba, Collar and Muehlhaeuser may receive their respective base salaries and bonus amounts for one year upon termination. Mr. Beck may receive his base salary and bonus amount for two years upon termination. Mr. Richenhagen will be eligible for a severance benefit that allows him to receive his base salary for two years upon termination and a bonus equal to two times the average of the prior two completed fiscal years and the current fiscal year’s trend. Consistent with the severance benefits provided to other NEOs, Mr. Richenhagen’s severance benefit would be reduced or terminated at the time he found new employment. The Company also continues health and life insurance benefits during the time the severance benefits are paid for U.S.-based executives. A terminated U.S.-based executive also is entitled to receive any vested benefits under the 2007 ENPP payable beginning at age 65. In addition to the above, upon termination, the Company is obligated to reimburse Mr. Collar for expenses to relocate to the United States.

We also believe it is important to provide certain additional benefits upon a change of control in order to protect the executive’s retirement benefits and potential income that would be earned associated with our equity incentive plans. In addition, it is our belief that the interests of stockholders will be best served if the interests of the Company’s senior management are in alignment. By providing certain change of control benefits, we believe the

Company’s executives will not be reluctant to consider potential change of control transactions that may be in the best interests of stockholders.

The Board of Directors has approved post-employment compensation to NEOs for terminations that occur within two years of a change of control. In such case, the executive would receive a lump-sum payment equal to (i) two times his or her base salary in effect at the time of termination, (ii) a pro-rata portion of his or her bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three year average of his or her awards received during the prior two completed fiscal years and the current fiscal year’s trend (except that for Mr. Richenhagen, the lump sum payment would equal (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus earned for the year of termination and (iii) a bonus equal to three times the three year average of Mr. Richenhagen’s awards received during the prior two completed fiscal years and the current fiscal year’s trend), and the executive would also be entitled to receive specific retirement benefits and the acceleration of vesting of outstanding equity awards. Upon a change of control, the Company’s PSP equity incentive plan allows for all unearned awards to become fully vested and exercisable, and all performance goals applicable to an award will be deemed automatically satisfied with respect to the greater of the target level of compensation expected to be attained pursuant to such award or the level of performance dictated by the trend of the Company’s actual performance, so that all of such compensation shall be immediately vested and payable.

All benefits under the 2007 ENPP that have been earned based on years of service also become vested. Any executives terminated upon a change of control and loss of job would also be entitled to the severance benefits described above and receive a gross-up for excise taxes due on any payments. There is no gross-up for ordinary income taxes associated with payouts from a change of control. An excise tax gross-up would be equitable and is necessary to offset the potential differences among executives for varying levels of stock holdings.

For purposes of these benefits, a “change of control” occurs, in general, when either (i) one or more persons acquire Common Stock of the Company that, together with other stock owned by the acquirers, amounts to more than 50% of the total fair market value or total voting power of the stock, (ii) one or more persons acquire during a 12-month period stock of the Company that amounts to 30% or more of the total voting power of the stock, (iii) a majority of the members of the Board of Directors of the Company are replaced in any 12-month period by directors who are not endorsed by a majority of the directors then in office, or (iv) with some exceptions, one or more persons acquire assets from the Company that have a total fair market value equal to or greater than 40% of the aggregate fair market value of all of the Company’s assets.

Perquisites and Other Benefits

We believe that cash and incentive compensation should be the primary focus of compensation and that perquisites should be modest. We periodically review perquisites for our executives to ensure conformity with this policy. The primary perquisites available to executives are the use of an automobile leased by the Company and the reimbursement of dues associated with a social or country club. The Company does not allow executive officers the use of the Company leased aircraft for personal use. The Company also provides supplemental life and disability insurance for its executives. The life insurance generally provides for a death benefit of six times the executive officer’s base salary.

For executives on foreign assignments, the Company provides additional expatriate benefits that are designed to compensate the employee for differences in costs of living and taxation between the executive’s home country and foreign country. In addition, the Company generally provides additional financial assistance to the expatriate for expenses such as relocation, children’s education, tax preparation and home leave travel.

Executives also participate in the Company’s other benefit plans on the same general terms as other employees. These plans may include medical, dental, and life and disability insurance coverage.

Post-Employment Compensation

Each of the NEOs is covered by an employment agreement with the Company. These agreements provide post-employment compensation and benefits in the event of certain types of termination of employment, including death, disability, involuntary termination without cause, or termination for good reason by the executive. For further detail on the post-employment compensation and benefits each NEO is entitled to in the event of certain types of termination, please refer to the tables below under the caption “Other Potential Post-Employment Payments.”

Summary

Overall, we believe the Company’s executive compensation programs accomplish the objectives for which they have been designed and are in concert with the Company’s compensation philosophy. We feel the competitive compensation that is provided to the Company’s executives is reasonable and has enabled us to attract and retain a strong management team. We further believe that the Company’s short-term and long-term incentive programs appropriately reward AGCO’s executives for their achievement of performance goals and that these programs sufficiently align the interests of the executives with those of the stockholders. The overall design of the executive compensation program also attempts to minimize risk-taking incentives primarily because: (1) the financial performance objectives of the short and long-term incentive plans are reviewed and approved annually by the Board of Directors, (2) the plans consist of multiple performance objectives, thus mitigating too heavy a focus on any one in particular, (3) short and long-term incentive payouts for NEOs are capped at 150% and 200% of the target opportunity, respectively, and (4) the Company has in place a clawback provision that can require the return of any bonus or incentive compensation.

Summary of Cash and Certain Other Compensation and Other Payments to the NEOs

Overview.  The following sections provide a summary of cash and certain other amounts the Company paid for the year ended December 31, 2010 to the NEOs. Except where noted, the information in the “2010 Summary Compensation Table” generally pertains to compensation to the NEOs for the years ended December 31, 2008, 2009 and 2010. The compensation disclosed below is presented in accordance with SEC regulations. According to those regulations we are required in some cases to include:

•	amounts paid in previous years;

•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change of control of the Company;

•	amounts paid to the NEOs which might not be considered “compensation” (for example, distributions of deferred compensation earned in prior years, and at-market earnings, dividends or interest on such amounts);

•	an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations, even though such value presumes the option or similar instrument will not be forfeited or exercised before the end of its life, and even though the actual realization of cash from the award depends on whether performance conditions are met, whether the executive will continue his or her employment with the Company, and when the executive chooses to exercise the option or similar instrument; and

•	the increase in present value of future pension payments, even though such increase is not cash compensation paid in the current year and even though the actual pension benefits will depend upon a numbers of factors, including when the executive retires, his or her compensation at retirement, and in some cases the number of years the executive lives following his or her retirement.

Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the “Compensation Discussion and Analysis” set forth above.

SUMMARY OF 2010 COMPENSATION

The following table provides information concerning the compensation of the NEOs for the Company’s three most recently completed fiscal years ended December 31, 2008, 2009 and 2010.

In the column “Salary,” we disclose the amount of base salary paid to the NEO during the fiscal year. In the columns “Stock Awards” and “SSAR Awards,” we disclose the award of stock or SSARs measured in dollars and calculated in accordance with Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). For SSARs, the FASB ASC Topic 718 aggregate grant date fair value per share is based on certain assumptions that the Company explains in Note 10 to our Consolidated Financial Statements, which are included in the Company’s annual report on Form 10-K. For awards of stock, the FASB ASC Topic 718 aggregate grant date fair value per share is equal to the closing price of the Company’s Common Stock on the date of grant. Please also refer to the table below under the caption “2010 Grants of Plan-Based Awards.”

In the column “Non-Equity Incentive Plan Compensation,” we disclose amounts earned under our IC Plan. The amounts included with respect to any particular fiscal year are dependent on whether the achievement of the relevant performance measure was satisfied during the fiscal year.

In the column “Change in Pension Value and Non-Qualified Earnings,” we disclose the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial benefit plans (including supplemental plans) in 2010.

In the column “All Other Compensation,” we disclose the sum of the dollar value of all perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000.

The Company currently has employment agreements with Messrs. Beck, Collar, Carioba, Muehlhaeuser, Richenhagen. The employment contracts provide for current base salaries at the following rates per annum: Mr. Beck — $431,416; Mr. Collar — $345,600; Mr. Carioba — 813,927 Brazilian Real (which is currently equivalent to $491,123) Mr. Muehlhaeuser — 527,236 Swiss francs (which is currently equivalent to $568,676); and Mr. Richenhagen — $1,106,700. Messrs. Beck, Collar, Carioba, Muehlhaeuser and Richenhagen’s employment contracts continue in effect until terminated in accordance with the terms of the contract.

In addition to the specified base salary, the employment contracts provide that each executive officer shall be entitled to participate in or receive benefits under the IC Plan. The contracts further provide that each officer will be entitled to participate in stock incentive plans, employee benefit plans, life insurance arrangements and any arrangement generally available to senior executive officers of the Company, including certain fringe benefits.

2010 SUMMARY COMPENSATION TABLE

							Change in
						Non-Equity	Pension
						Incentive	Value and
				Stock	SSAR	Plan	Non-Qualified	All Other
		Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total
Name and Principle Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Andrew H. Beck, Senior Vice President — Chief Financial Officer	2008	402,183	—	415,954	102,856	339,443	221,461	32,054	1,513,951
	2009	418,850	—	364,650	110,880	—	369,287	40,712	1,304,379
	2010	428,274	—	605,700	181,375	642,411	485,711	33,536	2,377,007
André M. Carioba, Senior Vice President and General Manger, South America	2008	375,081	—	415,954	79,536	277,280	—	70,330	1,218,181
	2009	350,926	—	364,650	110,880	25,460	—	71,593	923,509
	2010	449,842	—	403,800	116,080	484,343	—	99,474	1,553,539
Gary L. Collar, Senior Vice President and General Manager, EAME and Australia/ New Zealand(6)	2008	306,667	—	415,954	102,856	208,270	105,737	373,948	1,513,432
	2009	320,000	—	364,650	110,880	—	167,077	291,881	1,254,488
	2010	339,200	—	403,800	116,080	217,127	226,953	393,800	1,696,960
Hubertus M. Muehlhaeuser, Senior Vice President — Strategy & Integration and General Manager, Eastern Europe & Asia(7)	2008	467,629	—	284,900	67,080	222,685	72,189	71,498	1,185,981
	2009	472,004	—	364,650	110,880	—	54,114	63,072	1,064,720
	2010	503,194	—	403,800	116,080	515,145	93,822	33,428	1,665,469
Martin H. Richenhagen, Chairman, President and Chief Executive Officer	2008	1,024,833	—	2,849,000	704,340	1,124,447	656,910	134,136	6,493,666
	2009	1,054,000	—	2,885,025	863,940	—	948,352	102,386	5,853,703
	2010	1,093,525	—	2,692,000	805,305	2,132,374	1,372,256	58,485	8,153,945

(1)	Stock Awards for 2008

In 2008, awards were granted under a three-year performance cycle under the PSP. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in relation to the 2008 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant. The actual amounts earned under the 2008-2010 three-year performance cycle differ as previously disclosed, and were dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions at the date of grant, the following would be the value of the award on the date of grant: Mr. Beck — $831,908; Mr. Carioba — $831,908; Mr. Collar — $831,908; Mr. Muehlhaeuser — $569,800; at Mr. Richenhagen — $5,698,000, however, the maximum performance level was not achieved. The value of the awards on the date of grant at the actually achieved level of performance is as follows: Mr. Beck — $133,105; Mr. Carioba — $133,105; Mr. Collar — $133,105; Mr. Muehlhaeuser — $91,168; and Mr. Richenhagen — $911,680.

Stock Awards for 2009

In 2009, awards were granted under a three-year performance cycle under the PSP. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in relation to the 2009 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant. The actual amounts that will be earned under the 2009-2011 three-year performance cycle are dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions at the date of grant, the following would be the value of the award on the date of grant: Mr. Beck — $729,300; Mr. Carioba — $729,300; Mr. Collar — $729,300; Mr. Muehlhaeuser — $729,300; and Mr. Richenhagen — $5,770,050.

Stock Awards for 2010

In 2010, awards were granted under a three-year performance cycle under the PSP. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in relation to the 2010 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant. The actual amounts that will be earned under the 2010-2012 three-year performance cycle are dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions at the date of grant, the following would be the value of the award on the date of grant: Mr. Beck — $1,211,400; Mr. Carioba — $807,600; Mr. Collar — $807,600; Mr. Muehlhaeuser — $807,600; and Mr. Richenhagen — $5,384,000.

(2)	SSAR Awards for 2008

SSARs were awarded January 23, 2008. The SSARs vest over four years from the date of grant, or 25% per year. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

SSAR Awards for 2009

SSARs were awarded January 21, 2009. The SSARs vest over four years from the date of grant, or 25% per year. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

SSAR Awards for 2010

SSARs were awarded January 20, 2010. The SSARs vest over four years from the date of grant, or 25% per year. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(3)	Non-Equity Incentive Plan Compensation for 2008

The Company paid no discretionary bonuses or bonuses based on performance metrics that were not pre-established and communicated to the NEOs in 2008. All annual incentive awards for 2008 were performance-based. These payments were earned in 2008 and paid in March 2009 under the IC Plan. In addition, during 2008, Mr. Carioba received a performance bonus under a state-mandated, local profit sharing plan in Brazil.

Non-Equity Incentive Plan Compensation for 2009

The Company paid no discretionary bonuses or bonuses based on performance metrics that were not pre-established and communicated to the NEOs in 2009. No annual incentive awards for 2009 were earned under the IC Plan. In addition, during 2009, Mr. Carioba received a performance bonus under a state-mandated, local profit sharing plan in Brazil.

Non-Equity Incentive Plan Compensation for 2010

The Company paid no discretionary bonuses or bonuses based on performance metrics that were not pre-established and communicated to the NEOs in 2010. All annual incentive awards for 2010 were performance-based. These payments were earned in 2010 and paid in March 2011 under the IC Plan. In addition, during 2010, Mr. Carioba received a performance bonus under a state-mandated, local profit sharing plan in Brazil.

(4)	The change in each officer’s pension value is the change in the Company’s obligation to provide pension benefits (at a future retirement date) from the beginning of the fiscal year to the end of the fiscal year. The obligation is the value today of a benefit that will be paid at the officer’s normal retirement age, based on the benefit formula and his or her current salary and service.

Change in pension values during the year may be due to various sources such as:

• Service accruals:  The benefits payable from the 2007 ENPP increase as participants earn additional years of service. Therefore, as each executive officer earns an additional year of service during the fiscal year, the benefit payable at retirement increases. Each of the NEOs who participates in the 2007 ENPP earned an additional year of benefit service during 2010.

• Compensation increases/decreases since prior year:  The benefits payable from the 2007 ENPP are related to salary. As executive officers’ salaries increase (decrease), then the expected benefits payable from the 2007 ENPP will increase (decrease) as well.

• Aging:  The amounts shown above are present values of retirement benefits that will be paid in the future. As the officers approach retirement, the present value of the liability increases due to the fact that the executive officer is one year closer to retirement than he was at the prior measurement date.

• Changes in assumptions:  The amounts shown in the Pension Benefits Table are present values of retirement benefits that will be paid in the future. The discount rate used to determine the present value is updated each year based on current economic conditions. This assumption does not impact the actual benefits paid to participants. The discount rate decreased from 2009 to 2010, which resulted in an increase in the present value of the officers’ benefits.

The pension benefits and assumptions used to calculate these values are described in more detail under the caption “Pension Benefits.”

(5)	The amount shown as “All Other Compensation” includes the following perquisites and personal benefits for the year ended December 31, 2010:

		Defined		Car Lease
	Club	Contribution	Life	and
	Membership	Match	Insurance(a)	Maintenance(b)	Other(c)	Total
Name	($)	($)	($)	($)	($)	($)

Andrew H. Beck	6,705	11,025	2,890	12,916	—	33,536
André M. Carioba	8,396	22,577	—	64,147	4,354	99,474
Gary L. Collar	—	11,025	3,795	42,100	336,880	393,800
Hubertus M. Muehlhaeuser	—	—	—	33,428	—	33,428
Martin H. Richenhagen	7,752	11,025	16,631	23,077	—	58,485

(a) These amounts represent the value of the benefit to the executive officer for life insurance policies funded by the Company.

(b) These amounts represent car lease payments made by the Company for cars used by executives and/or their family members, as well as payments for related gas and maintenance costs.

(c) Mr. Beck’s wife accompanied Mr. Beck when the Company’s corporate aircraft was used for attendance at corporate functions at no incremental cost. The amount for Mr. Collar includes benefits he received as an expatriate as follows: cost of living adjustment — $52,914; housing allowance — $97,311; tax equalization payments — $139,155; relocation expenses — $12,942; storage fees — $3,484; tax preparation fees — $1,250; and home leave allowance related to travel costs for Mr. Collar and his family to fly back to the United States — $15,910. The amount also includes commercial airfare related to attendance by Mr. Collar’s wife at corporate functions — $13,914. The amount for Mr. Carioba includes meal benefits he received — $2,254 as well as commercial airfare related to attendance by Mr. Carioba’s wife at corporate functions — $2,100. In addition, Mr. Richenhagen’s wife accompanied Mr. Richenhagen when the Company’s corporate aircraft was used for attendance at corporate functions at no incremental cost.

(6)	Mr. Collar, as an expatriate who is based in Switzerland, is partially paid in Swiss francs. In calculating the dollar equivalent for disclosure purposes, we converted payments into U.S. dollars based on the average exchange rate in effect for the month in which the payment was made or, for certain items, using the average exchange rate in effect for the year.

(7)	Mr. Muehlhaeuser, as a Swiss-based employee, is paid in Swiss francs. In calculating the dollar equivalent for disclosure purposes, we converted payments into U.S. dollars based on the average exchange rate in effect for the month in which the payment was made, or for certain items, using the average exchange rate in effect for the year.

2010 GRANTS OF PLAN-BASED AWARDS

In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed fiscal year. This includes the awards under the Company’s IC Plan, as well as PSP awards and SSARs under the LTI Plan, each of which is discussed in greater detail under the caption “Compensation Discussion and Analysis.” The “Threshold,” “Target” and “Maximum” columns reflect the range of estimated payouts under the IC Plan and the range of number of shares to be awarded under the PSP. In the third- and second-to-last columns, we report the number of shares of Common Stock underlying SSARs granted in the fiscal year and corresponding per share exercise price. In all cases, the exercise price was equal to the closing market price of the Company’s Common Stock on the date of grant. In the last column, we report the aggregate FASB ASC Topic 718 grant date fair value of all SSAR awards made in 2010.

						Estimated Future Payouts
			Estimated Future Payouts			Under Equity Incentive Plan				Exercise	Grant Date
			Under Non-Equity Incentive Plan Awards(1)			Awards(2)			Underlying	Price	Fair Value
						Threshold	Target	Maximum	SSARs	of SSAR	of SSAR
		Grant	Threshold	Target	Maximum	(# of	(# of	(# of	Compensation	Awards	Awards
Name	Award Type	Date	($)	($)	($)	shares)	shares)	shares)	(#)	($/sh)	($)

Andrew H. Beck	IC Plan	1/20/2010	171,310	428,274	642,411
	PSP Awards	1/20/2010				6,000	18,000	36,000
	SSAR Awards	1/20/2010							12,500	33.65	181,375
André M. Carioba	IC Plan	1/20/2010	128,361	320,903	481,355
	PSP Awards	1/20/2010				4,000	12,000	24,000
	SSAR Awards	1/20/2010							8,000	33.65	116,080
Gary L. Collar	IC Plan	1/20/2010	94,976	237,440	356,160
	PSP Awards	1/20/2010				4,000	12,000	24,000
	SSAR Awards	1/20/2010							8,000	33.65	116,080
Hubertus M. Muehlhaeuser	IC Plan	1/20/2010	140,894	352,235	528,353
	PSP Awards	1/20/2010				4,000	12,000	24,000
	SSAR Awards	1/20/2010							8,000	33.65	116,080
Martin H. Richenhagen	IC Plan	1/20/2010	568,633	1,421,583	2,132,374
	PSP Awards	1/20/2010				26,667	80,000	160,000
	SSAR Awards	1/20/2010							55,500	33.65	805,305

(1)	Amounts included in the table above represent the potential payout levels related to corporate and personal objectives for fiscal year 2010 under the Company’s IC Plan. For 2010, payments for these awards already have been determined and were paid on March 15, 2011 to the NEOs, except for the payments to Mr. Muehlhaeuser and Mr. Carioba, which will be made on March 25, 2011 and March 31, 2011, respectively.

(2)	The amounts shown represent the number of shares the executive would receive if the “Threshold,” “Target” and “Maximum” levels of performance are reached.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

The following table provides information concerning unexercised SSARs, and stock that has not been earned or vested for each NEO outstanding as of the end of the Company’s most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.

For SSAR/option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested (or have not been earned) and the aggregate market value of shares of stock that have not vested (or have not been earned).

	SSAR Awards					Stock Awards
								Equity
								Incentive
								Plan
								Awards
							Market	Number of
			Equity Incentive			Number	Value of	Unearned
			Plan Awards;			of Shares	Shares	Shares,
	Number of	Number of	Number			or Units	or Units	Units or
	Securities	Securities	of Securities			of Stock	or Stock	Other
	Underlying	Underlying	Underlying			That	That	Rights	Value
	Unexercised	Unexercised	Unexercised	SSAR		Have	Have	That	Realized
	SSARs	SSARs	Unearned	Exercise	SSAR	Not	Not	Have Not	on
	Exercisable	Unexercised(1)	SSARs	Price	Expiration	Vested(2)	Vested(2)	Vested(3)	Vesting(4)
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Andrew H. Beck	12,500	—	—	23.80	4/27/2013	—	—	—	—
	9,375	3,125	—	37.38	2/15/2014	—	—	—	—
	2,300	2,300	—	56.98	1/23/2015	—	—	—	—
	3,000	9,000	—	21.45	1/21/2016	—	—	17,000	364,650
	—	12,500	—	33.65	1/20/2017	—	—	18,000	605,700
André M. Carioba	1,875	—	—	26.00	7/1/2013	—	—	—	—
	6,250	3,125	—	37.38	2/15/2014	—	—	—	—
	2,300	2,300	—	56.98	1/23/2015	—	—	—	—
	—	9,000	—	21.45	1/21/2016	—	—	17,000	364,650
	—	8,000	—	33.65	1/20/2017	—	—	12,000	403,800
Gary L. Collar	—	—	—	23.80	4/27/2013	—	—	—	—
	6,250	3,125	—	37.38	2/15/2014	—	—	—	—
	2,300	2,300	—	56.98	1/23/2015	—	—	—	—
	—	9,000	—	21.45	1/21/2016	—	—	17,000	364,650
	—	8,000	—	33.65	1/20/2017	—	—	12,000	403,800
Hubertus M. Muehlhaeuser	—	—	—	23.80	4/27/2013	—	—	—	—
	5,625	1,875	—	37.38	2/15/2014	—	—	—	—
	1,500	1,500	—	56.98	1/23/2015	—	—	—	—
	—	9,000	—	21.45	1/21/2016	—	—	17,000	364,650
	—	8,000	—	33.65	1/20/2017	—	—	12,000	403,800
Martin H. Richenhagen	37,500	—	—	23.80	4/27/2013	—	—	—	—
	37,500	12,500	—	37.38	2/15/2014	—	—	—	—
	15,750	15,750	—	56.98	1/23/2015	—	—	—	—
	23,375	70,125	—	21.45	1/21/2016	—	—	134,500	2,885,025
	—	55,500	—	33.65	1/20/2017	—	—	80,000	2,692,000
						21,629	1,500,000
						74,258	1,500,000

(1)	SSAR awards vest ratably, or 25% annually, over four years beginning from the date of grant, which was April 27, 2006 for the 2006 grants of SSARs, February 15, 2007 for the 2007 grants of SSARs, January 23, 2008 for the 2008 grants of SSARs, January 21, 2009 for the 2009 grants of SSARs and January 20, 2010 for the 2010 grants of SSARs.

(2)	The retention-based restricted stock award granted to Mr. Richenhagen on December 6, 2007 was for 28,839 shares and was based on the price of the Company’s Common Stock on December 6, 2007, which was $69.35 per share. The retention-based restricted stock award granted to Mr. Richenhagen on December 5,

2008 was for 99,010 shares and was based on the price of the Company’s Common Stock on December 5, 2008, which was $20.20 per share. 25% of each restricted stock grant vested on December 6, 2010 and December 5, 2010, respectively, equating to 7,210 shares and 24,752 shares, respectively.

(3)	The amounts shown represent the number of shares awarded under the PSP in January 2009 and January 2010, respectively. The actual amounts that will be earned under the PSP are dependent upon the achievement of pre-established performance goals during the respective three-year performance cycles.

(4)	Based on the price of the Company’s Common Stock on the date of grant, which was $21.45 per share on January 21, 2009 and $33.65 per share on January 20, 2010.

SSAR/OPTION EXERCISES AND STOCK VESTED IN 2010

The following table provides information concerning exercises of stock options, SSARs and similar instruments, and vesting of stock awards including restricted stock and similar instruments, during the most recently completed fiscal year for each of the NEOs. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options and SSARs; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

	SSAR/Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise(1)	Acquired on Vesting(2)	on Exercise
Name	(#)	($)	(#)	($)

Andrew H. Beck	—	—	2,336	125,326
André M. Carioba	1,750	111,248	2,336	125,326
Gary L. Collar	2,291	123,508	2,336	125,326
Hubertus M. Muehlhaeuser	5,084	252,855	1,600	85,840
Martin H. Richenhagen	—	—	47,962	2,333,260

(1)	The dollar amount realized upon exercise is computed by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the SSARs/options.

(2)	Shares withheld for income tax purposes related to shares earned under the LTI Plan were as follows: Mr. Beck — 786 shares; Mr. Carioba — 642 shares; Mr. Collar — 842 shares; and Mr. Richenhagen — 6,792. Mr. Richenhagen’s shares include 7,210 shares and 24,752 shares valued at $332,309 and $1,142,552, respectively, related to retention-based restricted stock awards that vested on December 6, 2010 and December 5, 2010, respectively.

PENSION BENEFITS

The “2010 Pension Benefits Table” provides further details regarding the executive officers’ defined benefit retirement plan benefits. Because the pension amounts shown in the “2010 Summary Compensation Table” and the “2010 Pension Benefits Table” are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with SFAS No. 87, Employers’ Accounting for Pensions, on the measurement date, although the SEC specifies certain exceptions, as noted in the table below.

Executive Nonqualified Pension Plan

The 2007 ENPP provides the Company’s U.S.-based executives with retirement income for a period of 15 years based on a percentage of their final average compensation including base salary and annual incentive bonus, reduced by the executive’s social security benefits and savings plan benefits attributable to employer matching contributions.

The key provisions of the 2007 ENPP are as follows:

Monthly Benefit.  Senior executives with a vested benefit will be eligible to receive the following retirement benefits each month for 15 years beginning on their normal retirement date (age 65): 3% of final average monthly compensation times years of service up to 20 years, reduced by each of (i) the senior executive’s U.S. social security benefit or similar government retirement program to which the senior executive is eligible, (ii) the benefits payable from the AGCO Savings Plan (payable as a life annuity) attributable to the Company’s matching contributions and earnings thereon, and (iii) the benefits payable from any retirement plan sponsored by the Company in any foreign country attributable to the Company’s contributions.

Final Average Monthly Compensation.  The final average monthly compensation is the average of the three years of base salary and annual incentive payments under the IC Plan paid to the executive during the three years prior to his or her death, termination or retirement.

Vesting.  Participants become vested after meeting all three of the following requirements: (i) turn age 50 (age 46 for Mr. Beck); (ii) completing ten years of service with the Company; and (iii) achieve five years of participation in the 2007 ENPP. Alternatively, all participants will become vested in the plan in the event of a change of control of the Company and, in addition, Mr. Richenhagen will become vested in the plan in the event of his involuntary termination without cause, his resignation for good reason or his termination as a result of the Company not renewing his employment agreement.

Early Retirement Benefits.  Participants may not receive retirement benefits prior to normal retirement age unless the participant dies.

Swiss Life Collective “BVG” Foundation

The Swiss Life Collective “BVG” Foundation (“BVG”) operates a pension fund in Switzerland, for which Mr. Muehlhaeuser is a participant. The Foundation ensures the plan meets at least the mandated requirements for minimum pension benefits. This plan is a cash balance formula, with contributions made both by the Company and Mr. Muehlhaeuser. Mr. Muehlhaeuser’s total account balance represents contributions and interest made by the Company, as well as from his prior employers. The amounts shown in the tables throughout this proxy reflect the portion of account balance attributable to contributions made while employed by the Company.

The key provisions of the BVG plan are as follows:

Retirement benefit.  Upon retirement, participants will receive the value of their cash balance account. They may elect to receive their benefit as a lump sum or as an annuity. The cash balance account grows each year with pay credits (payable by the employee and the employer) and interest.

Pay credits.  Each year, a participant’s cash balance account is credited with the following percentage of pensionable pay (varies by age):

	Credit as a percentage of pay	Credit as a percentage of pay
Age	(paid by the Company)	(paid by employee)

25 - 34	4.0%	4.0%
35 - 44	5.5%	5.5%
45 - 54	8.0%	8.0%
55 - 65	9.5%	9.5%

Pensionable pay.  Payable at the annual rate of base pay.

Normal Retirement Age.  Age 65 for males; age 64 for females (as in accordance with Swiss law).

Early Retirement Benefits.  Participants may elect to retire up to five years prior to Normal Retirement Age. Annuity benefits are converted using reduced actuarial equivalence conversion factors.

2010 PENSION BENEFITS TABLE

		Number of	Present	Payments
		Years of	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit(1)	Year
Name	Plan Name	(#)	($)	($)

Andrew H. Beck	AGCO executive nonqualified Pension Plan	16.42	1,471,789	—
André M. Carioba(2)	N/A	N/A	N/A	—
Gary L. Collar	AGCO executive nonqualified Pension Plan	8.67	606,495	—
Hubertus M. Muehlhaeuser(3)(4)	Swiss Life Collective “BVG” Foundation	5.33	316,852	—
Martin H. Richenhagen	AGCO executive nonqualified Pension Plan	6.75	3,779,951	—

(1)	Based on plan provisions in effect as of December 31, 2010. The executive officers participate in pension plans that will provide a monthly annuity benefit upon retirement. The values shown in this column are the estimated lump sum value today of the monthly benefits they will receive in the future (based on their current salary and service, as well as the assumptions and methods prescribed by the SEC). These values are not the monthly or annual benefits that they would receive.

(2)	Mr. Carioba did not participate in any defined benefit pension programs sponsored by the Company as of December 31, 2010. Mr. Carioba does participate in a defined contribution plan that is broadly available to other employees in Brazil. This plan provides a 100% match on contributions up to a maximum of 6% of pay, plus the potential for catch-up contributions. In addition, the Company does make mandatory payroll contributions to a state-sponsored retirement plan. Mr. Carioba will be entitled to recover this pension upon termination or retirement from the Company. If Mr. Carioba is terminated without cause, then the Company is required to increase its contributions to the fund by 40%.

(3)	Mr. Muehlhaeuser’s benefits include both employer and employee-provided contributions.

(4)	Mr. Muehlhaeuser’s BVG benefits were converted from Swiss Francs to U.S. dollars based on the exchange rate in effect as of December 31, 2010.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Each NEO’s employment agreement with the Company includes provisions for post-employment compensation related to certain employment termination events. Pursuant to the LTI Plan, all outstanding equity awards become fully vested and exercisable upon a change of control. The LTI Plan does not provide for accelerated vesting of equity under other employment termination events. The tables below and their accompanying footnotes provide specific detail on the post-employment compensation each NEO is entitled to in the event of certain employment termination events.

Andrew H. Beck, Senior Vice President — Chief Financial Officer, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2010) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary
							Without
		Voluntary					Cause or
		Termination					Good
	Change of	Without Good				Involuntary	Reason
Compensation Components	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Resignation(8)

Severance	1,517,400	—	—	107,854	—	—	862,831
Bonus	642,411	—	—	642,411	642,411	—	642,411
Accelerated Vesting of Equity	4,119,693	—	—	—	—	—	—
Benefits (Health, Life, etc.)	75,212	—	—	3,455	—	—	75,212
Retirement Benefits(9)	937,744	369,448	—	369,448	369,448	369,448	369,448
Death Benefit	—	—	—	2,513,100	—	—	—
Disability Benefit	—	—	—	—	426,816	—	—
280G Tax Gross-Up(10)	813,499	—	—	—	—	—	—

Estimated Total	$8,105,959	$369,448	$—	$3,636,268	$1,438,675	$369,448	$1,949,902

(1)	All termination scenarios assume termination occurs on December 31, 2010 at a stock price of $50.66, the closing price of the Company’s Common Stock as of December 31, 2010 (which was the last business day of the year).

(2)	Within two years following a change of control, Mr. Beck receives a lump sum payment equal to (i) two times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three-year average of Mr. Beck’s awards received during the prior two completed fiscal years and the current fiscal year’s trend. He continues to receive life insurance and healthcare benefits during a two-year period. All outstanding equity awards held by Mr. Beck at the time of a change of control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable. In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change of control, in accordance with the terms of the 2007 ENPP. The difference between the “Retirement Benefits” value shown above ($937,744) and the value shown in the “2010 Pension Benefits Table” ($1,471,789) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change of control are different from the assumptions used in the actuarial valuation. This termination scenario has factored in a non-compete covenant, thus reducing the severance amount by the presumed value of the covenant not to compete.

(3)	If Mr. Beck voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Beck is not eligible for retirement benefits as of December 31, 2010. He is vested in his 2007 ENPP benefit.

(5)	Upon death, Mr. Beck’s estate is entitled to receive Mr. Beck’s base salary in effect at the time of death for a period of three months, as well as continuation of healthcare benefits for a three-month period. His estate is also entitled to all sums payable to Mr. Beck through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Beck receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The “Disability Benefit” amount represents the annual value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Beck’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Unless such termination occurs within two years following a change of control, if Mr. Beck’s employment is terminated without cause or if he voluntarily resigns with good reason, Mr. Beck receives his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the two-year severance period.

(9)	Mr. Beck is currently vested in his ENPP retirement benefit. In the event of Mr. Beck’s termination due to a change in control, he will receive a $937,744 lump sum payment. In the event of his termination due to any other cause, he will receive a $369,448 annual annuity for 15 years beginning at age 65.

(10)	The Company provides an “excise tax gross-up” for taxes due on any payments to the executive in the event of a change of control.

Mr. Beck’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Beck breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Beck.

André M. Carioba, Senior Vice President and General Manager, South America, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2010) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary Without
		Voluntary					Cause or
		Termination				Involuntary	Good
	Change of	Without Good				with	Reason
Compensation Components	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	Cause(7)	Resignation(8)

Severance	1,330,310	—	—	106,325	—	—	425,300
Bonus	442,285	—	—	442,285	442,285	—	442,285
Accelerated Vesting of Equity	3,016,586	—	—	—	—	—	—
Benefits (Health, Life, etc.)	—	—	—	5,188	—	—	—
Retirement Benefits	—	—	—	—	—	—	—
Death Benefits	—	—	—	850,599	—	—	—
Disability Benefit	—	—	—	—	—	—	—
280G Tax Gross-Up(9)	—	—	—	—	—	—	—

Estimated Total	$4,789,181	$—	$—	$1,404,397	$442,285	$—	$867,585

(1)	All termination scenarios assume termination occurs on December 31, 2010 at a stock price of $50.66, the closing price of the Company’s Common Stock as of December 31, 2010 (which was the last business day of the year).

(2)	Within two years following a change of control, Mr. Carioba receives a lump sum payment equal to (i) two times his base salary in effect at the time of termination (which only includes the company-wide bonus program), (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three-year average of Mr. Carioba’s awards received during the prior two completed fiscal years and the current fiscal year’s trend. He continues to receive life insurance and healthcare benefits during a two-year period. All outstanding equity awards held by Mr. Carioba at the time of a change of control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable. This termination scenario has factored in a non-compete covenant, thus reducing the severance amount by the presumed value of the covenant not to compete.

(3)	If Mr. Carioba voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Carioba did not participate in an employer-sponsored defined benefit retirement plan as of December 31, 2010. Mr. Carioba does participate in a defined contribution plan that is broadly available to other employees in Brazil. This plan provides a 100% match on contributions up to a maximum of 6% of pay, plus the potential for catch-up contributions. In addition, the Company does make mandatory payroll contributions to a state-sponsored retirement plan. Mr. Carioba will be entitled to receive this pension upon termination or retirement from the Company. If Mr. Carioba is terminated without cause, then the Company is required to increase its contributions to the fund by 40%.

(5)	Upon death, Mr. Carioba’s estate is entitled to receive Mr. Carioba’s base salary in effect at the time of death for a three-month period, as well as continuation of healthcare benefits for a three-month period. His estate is also entitled to all sums payable to Mr. Carioba through the end of the month in which death occurs, including the pro-rata portion of his bonus (which only includes the company-wide bonus program) earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Carioba receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus (which only includes the company-wide bonus program) earned upon disability.

(7)	If Mr. Carioba’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Unless such termination occurs within two years following a change of control, if Mr. Carioba’s employment is terminated without cause or if he voluntarily resigns with good reason, Mr. Carioba receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination (which only includes the company-wide bonus program), which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the one-year severance period.

(9)	The Company provides an “excise tax gross-up” for taxes due on any payments to the executive in the event of a change of control, however it is not expected to apply because Mr. Carioba is not subject to U.S. taxes.

Mr. Carioba’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Carioba breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Carioba.

Gary L. Collar, Senior Vice President and General Manager, EAME and Australia/New Zealand, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2010) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary Without
		Voluntary					Cause or
		Termination				Involuntary	Good
	Change of	Without Good				with	Reason
Compensation Components	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	Cause(7)	Resignation(8)

Severance	974,798	—	—	86,400	—	—	345,600
Bonus	217,127	—	—	217,127	217,127	—	217,127
Additional Termination Allowance(9)	28,800	—	—	28,800	28,800	—	28,800
Accelerated Vesting of Equity	2,970,348	—	—	—	—	—	—
Benefits (Health, Life, etc.)	64,621	—	—	3,238	—	—	36,548
Retirement Benefits	438,288	—	—	—	—	—	—
Death Benefits	—	—	—	1,920,000	—	—	—
Disability Benefit	—	—	—	—	229,524	—	—
280G Tax Gross-Up(10)	—	—	—	—	—	—	—

Estimated Total	$4,693,982	$—	$—	$2,255,565	$475,451	$—	$628,075

(1)	All termination scenarios assume termination occurs on December 31, 2010 at a stock price of $50.66, the closing price of the Company’s Common Stock as of December 31, 2010 (which was the last business day of the year).

(2)	Within two years following a change of control, Mr. Collar receives a lump sum payment equal to (i) two times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three-year average of Mr. Collar’s awards received during the prior two completed fiscal years and the current fiscal year’s trend. He continues to receive life insurance and healthcare benefits during a two-year period. All outstanding equity awards held by Mr. Collar at the time of a change of control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable. In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change of control, in accordance with the terms of the ENPP. The difference between the “Retirement Benefits” value shown above ($438,288) and the value shown in the “2010 Pension Benefits Table” ($606,495) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change of control are different from the assumptions used in the actuarial valuation. This termination scenario has factored in a non-compete covenant, thus reducing the severance amount by the presumed value of the covenant not to compete.

(3)	If Mr. Collar voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Collar is not eligible for retirement benefits as of December 31, 2010.

(5)	Upon death, Mr. Collar’s estate is entitled to receive Mr. Collar’s base salary in effect at the time of death for a three-month period, as well as continuation of healthcare benefits for a three-month period. His estate is also entitled to all sums payable to Mr. Collar through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Collar receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The “Disability Benefit” amount represents the annual value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Collar’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Unless such termination occurs within two years following a change of control, if Mr. Collar’s employment is terminated without cause or if he voluntarily resigns with good reason, Mr. Collar receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the one-year severance period.

(9)	If Mr. Collar’s employment is terminated while he is on international assignment, other than with cause or by voluntary resignation to accept a position with another employer, the Company pays the cost associated with the return of Mr. Collar and his family to the United States, including the cost of personal transportation and shipment of household and personal goods. Additionally, the Company provides up to 30 days temporary living expenses. The additional termination allowance provided for Mr. Collar represents an estimated value of this benefit equal to one month’s base salary.

(10)	The Company provides an “excise tax gross-up” for taxes due on any payments to the executive in the event of a change of control.

Mr. Collar’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Collar breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Collar.

Hubertus M. Muehlhaeuser, Senior Vice President — Strategy & Integration and General Manager, Eastern Europe & Asia, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2010) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary Without
		Voluntary					Cause or
		Termination				Involuntary	Good
	Change of	Without Good				with	Reason
Compensation Components	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	Cause(7)	Resignation(8)

Severance	1,477,173	—	—	123,161	—	—	492,643
Bonus	515,145	—	—	515,145	515,145	—	515,145
Accelerated Vesting of Equity	2,828,930	—	—	—	—	—	—
Benefits (Health, Life, etc.)	—	—	—	—	—	—	—
Retirement Benefits	315,889	315,889	—	3,707,071	339,118 annual life annuity until age 65	315,889	315,889
Death Benefit	—	—	—	—	—	—	—
Disability Benefit	—	—	—	—	—	—	—
280G Tax Gross-Up(9)	—	—	—	—	—	—	—

Estimated Total	$5,137,137	$315,889	$—	$4,345,377	$854,263	$315,889	$1,323,677

(1)	All termination scenarios assume termination occurs on December 31, 2010 at a stock price of $50.66, the closing price of the Company’s Common Stock as of December 31, 2010 (which was the last business day of the year).

(2)	Within two years following a change of control, Mr. Muehlhaeuser receives a lump sum payment equal to (i) two times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three-year average of Mr. Muehlhaeuser’s awards received during the prior two completed fiscal years and the current fiscal year’s trend. All outstanding equity awards held by Mr. Muehlhaeuser at the time of a change of control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable. Mr. Muehlhaeuser also receives a lump sum amount from the BVG Plan equal to the current value of his account balance.

(3)	If Mr. Muehlhaeuser voluntarily resigns without good reason, he receives his base salary through the date of termination and a lump sum amount from the BVG Plan equal to the current value of his account balance.

(4)	Mr. Muehlhaeuser is not eligible for retirement benefits as of December 31, 2010.

(5)	Upon death, Mr. Muehlhaeuser’s estate is entitled to receive Mr. Muehlhaeuser’s base salary in effect at the time of death for a period of three months. His estate is also entitled to all sums payable to Mr. Muehlhaeuser through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. His spouse also receives a lump sum amount from the BVG Plan equal to six times his insured salary. If accidental death should occur, Mr. Muehlhaeuser’s retirement benefit would be $2,122,053.

(6)	In the event of termination of employment due to disability, Mr. Muehlhaeuser receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. He is also entitled to receive 60% of his salary (approximately $339,118) annually until he reaches retirement age. Once he reaches retirement age, he will receive the value in his cash balance account (accumulated with salary and interest credits).

(7)	If Mr. Muehlhaeuser’s employment is terminated with cause, he receives his base salary through the date of termination and a lump sum amount from the BVG Plan.

(8)	Unless such termination occurs within two years following a change of control, if Mr. Muehlhaeuser’s employment is terminated without cause or if he voluntarily resigns with good reason, Mr. Muehlhaeuser receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. Mr. Muehlhaeuser also receives a lump sum amount from the BVG Plan equal to the current value of his account balance.

(9)	The Company provides an “excise tax gross-up” for taxes due on any payments to the executive in the event of a change of control, however it is not expected to apply because Mr. Muehlhaeuser is not subject to U.S. taxes.

The amounts shown above represent the approximate portion of Mr. Muehlhaeuser’s BVG benefit attributable to employer and employee contributions made to the account as an AGCO employee. Mr. Muehlhaeuser’s account balance also includes contributions (with interest) made by his previous employers. Mr. Muehlhaeuser’s employment agreement provides certain restrictive covenants that continue for a one year period after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Muehlhaeuser breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Muehlhaeuser.

Martin H. Richenhagen, Chairman of the Board, President and Chief Executive Officer, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2010) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary Without
							Cause or Good
							Reason
							Resignation, or by
		Voluntary					Company’s Non-Renewal
		Termination					of Executive’s
	Change of	Without Good				Involuntary	Employment
Compensation Components	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Agreement(8)

Severance	6,576,921	—	—	276,675	—	—	4,384,614
Bonus	2,132,374	—	—	2,132,374	2,132,374	—	2,132,374
Accelerated Vesting of Equity	27,656,433	—	—	—	—	—	—
Benefits (Health, Life, etc.)	293,225	—	—	29,516	29,516	—	262,281
Retirement Benefits	2,952,884	—	—	—	—	—	2,952,884
Death Benefit	—	—	—	6,324,000	—	—	—
Disability Benefit	—	—	—	—	4,143,336	—	—
280G Tax Gross-Up(9)	5,105,263	—	—	—	—	—	—

Estimated Total	$44,717,100	$—	$—	$8,762,565	$6,305,226	$—	$9,732,153

(1)	All termination scenarios assume termination occurs on December 31, 2010 at a closing stock price of $50.66, the closing price of the Company’s Common Stock as of December 31, 2010 (which was the last business day of the year).

(2)	Within two years following a change of control, Mr. Richenhagen receives a lump sum payment equal to (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to three times the three-year average of Mr. Richenhagen’s awards received during the prior two completed fiscal years and the current fiscal year’s trend. He continues to receive life insurance benefits during a three-year period, and the Company pays 18 months of COBRA premiums to continue his group health coverage. Upon a change of control, all outstanding equity awards held by Mr. Richenhagen become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable. In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change in control, in accordance with the terms of the ENPP. The difference between the “Retirement Benefits” value shown above ($2,952,884) from the ENPP and the value shown in the “2010 Pension Benefits Table” ($3,779,951) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change of control are different from the assumptions used in the actuarial valuation. This termination scenario has factored in a non-compete covenant, thus reducing the severance amount by the presumed value of the covenant not to compete.

(3)	If Mr. Richenhagen voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Richenhagen is not eligible for retirement benefits as of December 31, 2010.

(5)	In the event of Mr. Richenhagen’s death, his estate receives Mr. Richenhagen’s base salary in effect at the time of death for a period of three months. The estate is also entitled to all sums payable to Mr. Richenhagen through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The Company pays 18 months of COBRA premiums to continue group health coverage. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Richenhagen receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The Company pays 18 months of COBRA premiums to continue group health coverage. The “Disability Benefit” amount represents the annual value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Richenhagen’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Under these termination scenarios, Mr. Richenhagen receives his base salary for a two-year severance period, which is paid at the same intervals as if he had remained employed by the Company. Mr. Richenhagen also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance benefits during the two-year severance period, and the Company pays 18 months of COBRA premiums to continue his group health coverage. In the case of involuntary termination without cause or good reason resignation, the retirement benefits are payable as a lump sum six months after termination of employment.

(9)	The Company provides an “excise tax gross-up” for taxes due on any payments to the executive in the event of a change of control.

Mr. Richenhagen’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-recruitment of employees covenant. If Mr. Richenhagen breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Richenhagen.

THE FOLLOWING REPORTS OF THE COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS BY REFERENCE IN ANY SUCH DOCUMENT.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Company has engaged Towers Watson to advise management and the Committee with respect to the Company’s compensation programs and to perform various related studies and projects. The aggregate fees billed by Towers Watson for consulting services rendered to the Committee for 2010 in recommending the amount or form of executive and director compensation were approximately $339,000. The total amount of fees paid by the Company to Towers Watson in 2010 for all other services, excluding Committee services, was approximately $2,317,000. These other services primarily related to actuarial services in respect of the Company’s defined benefit plans, general employee compensation consulting services, benefit plan design services and pension administration services. Approximately $869,000 of the $2,317,000 in other services were paid directly from the pension trusts of the Company’s U.S. and U.K. pension plans. The Committee recommended and approved the provision of these additional services to the Company by Towers Watson.

The foregoing report is submitted by the Compensation Committee of the Company’s Board of Directors.

Gerald L. Shaheen, Chairman
Thomas W. LaSorda
George E. Minnich
Curtis E. Moll

AUDIT COMMITTEE REPORT

To the Board of Directors:

The Audit Committee consists of the following members of the Board of Directors: P. George Benson, Thomas W. LaSorda, George E. Minnich (Chairman) and Hendrikus Visser. Each of the members is “independent” as defined by the NYSE and SEC.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG LLP’s audit of the Company’s internal control over financial reporting as of December 31, 2010.

We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and adopted by the Public Company Accounting Oversight Board (United States).

We have received and reviewed the written disclosures and the letter from KPMG LLP required by NYSE listing standards and the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the audit committee and have discussed with the independent registered public accounting firm the auditors’ independence.

We also have considered whether the provision of services provided by KPMG LLP, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above or to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010, is compatible with maintaining KPMG LLP’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Audit Fees

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for 2010 and 2009, the audit of the Company’s internal control over financial reporting for 2010 and 2009, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form 10-K, Form 10-Q and Form 8-K during such fiscal years were approximately $5,386,000 and $5,457,000, respectively.

Audit-Related Fees

The aggregate fees billed by KPMG LLP for professional services rendered for fiscal years 2010 and 2009 for audit-related fees were approximately $885,000 and $390,000, respectively. The amount for 2010 primarily represents fees for consultation regarding certain accounting matters, statutory audits related to the Company’s acquisitions completed during 2010 and audits of the Company’s employee benefit plans. The amount for 2009 primarily represents fees for the review of internal controls established in connection with the Company’s implementation of an information system, as well as the audits of the Company’s employee benefit plans.

Tax Fees

The aggregate fees billed by KPMG LLP for fiscal years 2010 and 2009 for professional services rendered for tax services primarily related to customs service work and auditor-required attestations of certain tax credit claims for the Company’s international operations was approximately $34,000 and $38,000, respectively.

Financial and Operational Information Systems Design and Implementation Fees

KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to the Company or its subsidiaries for fiscal years 2010 or 2009.

All Other Fees of KPMG LLP

There were no fees billed by KPMG LLP for professional services rendered other than audit, audit-related and tax fees during 2010 or 2009. A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

All of KPMG LLP’s fees for services, whether for audit or non-audit services, are pre-approved by the Chairman of the Audit Committee or the Audit Committee. All services performed by KPMG LLP for 2010 were approved by the Chairman of the Audit Committee or the Audit Committee. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2011, subject to stockholder ratification. KPMG LLP has served as the Company’s independent registered public accounting firm since 2002.

The foregoing report has been furnished by the Audit Committee of the Company’s Board of Directors.

George E. Minnich, Chairman
P. George Benson
Luiz F. Furlan
Thomas W. LaSorda
Curtis E. Moll
Hendrikus Visser

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

At March 11, 2011, the Company had loans to Robert Ratliff, who served as Chairman of the Board of Directors until his retirement in August 2006 and is the step-father-in-law of Randall G. Hoffman, who is the Company’s Senior Vice President — Global Sales & Marketing and Product Management, in the amount of $4.0 million bearing interest at 5.46% related to an executive life insurance program. The loan proceeds were used to purchase life insurance policies owned by Mr. Ratliff. The Company maintains a collateral assignment in the policies. In lieu of making the interest payments under the notes, the loan interest is reported as compensation. In addition, the Company has previously agreed to reimburse Mr. Ratliff for his annual tax liability associated with this additional compensation.

During 2010 and 2009, the Company received royalty payments totaling approximately $404,000 and $436,000, respectively, resulting from sales of equipment by MTD Products Inc. to the Company’s dealers in the ordinary course of business. Mr. Moll, a director of the Company, is Chairman of the Board and Chief Executive Officer of MTD Holdings, Inc., which is the parent company of MTD Products.

During 2010 and 2009, the Company paid approximately $3.6 million and $3.4 million, respectively, to PPG Industries, Inc. for painting materials used in the Company’s manufacturing processes. Mr. Richenhagen, who is the Company’s Chairman, President and Chief Executive Officer, is currently a member of the board of directors and serves on the audit and technology/environment committees of PPG Industries, Inc.

The Company has a written related party transaction policy pursuant to which a majority of the independent directors of an appropriate committee must approve transactions that exceed $120,000 in amount in which any director, executive officer, significant stockholder or certain other persons has or have a material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities. Such persons are required by the SEC to furnish the Company with copies of all Section 16(a) forms that are filed.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended December 31, 2010, all required Section 16(a) filings applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed.

ANNUAL REPORT TO STOCKHOLDERS

The Company’s 2010 Annual Report to its stockholders and Annual Report on Form 10-K for the 2010 fiscal year, including financial statements and schedule thereto but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of March 11, 2011.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge a copy of its Annual Report filed on Form 10-K for the 2010 fiscal year, including the financial statements and schedule thereto, on the written request of the beneficial owner of any shares of its Common Stock on March 11, 2011. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A representative of KPMG LLP, the Company’s independent registered public accounting firm for 2010, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2011, subject to stockholder ratification.

STOCKHOLDERS’ PROPOSALS

Any stockholder of the Company who wishes to present a proposal at the 2012 Annual Meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 22, 2011; however, if next year’s Annual Meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2011 Annual Meeting, any stockholder who wishes to have a proposal included in the Company’s proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company’s proxy statement any stockholder’s proposal which does not comply with the advance notice provisions of the Company’s By-Laws or the rules of the SEC for inclusion therein.

Any stockholder of the Company who wishes to present a proposal at the 2012 Annual Meeting of stockholders of the Company, but not have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 21, 2012 and otherwise in accordance with the advance notice provisions of the Company’s By-Laws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and must have given the Company notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders.

In addition, the SEC recently adopted rules providing stockholders the ability to include certain nominees in a company’s proxy statement and on the proxy card delivered by the company. These rules currently are subject to judicial review, and it is unclear whether or when they might be applicable. It is possible that they will be applicable to the Company’s 2011 Annual Meeting of Stockholders.

Appendix A

AGCO CORPORATION
2006 LONG-TERM INCENTIVE PLAN
(AS AMENDED AND RESTATED EFFECTIVE APRIL 21, 2011)

The AGCO Corporation 2006 Long-Term Incentive Plan has been established by AGCO Corporation to (a) attract and retain persons eligible to participate in the Plan; (b) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (c) provide incentive compensation opportunities that are competitive with those of other similar companies; and (d) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

ARTICLE I

GENERAL

1.1 Participation.  Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals (including transferees of Eligible Individuals to the extent the transfer is permitted by the Plan and the applicable Award Agreement), those persons who will be granted one or more Awards under the Plan, and thereby become Participants in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant.

1.2 Operation, Administration, and Definitions.  The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 6 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article II of the Plan).

ARTICLE II

DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

2.1 Award.  The term “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Restricted Stock Awards and Performance Share Awards.

2.2 Award Agreement.  The term “Award Agreement” is defined in Section 5.2.

2.3 Board.  The term “Board” means the Board of Directors of the Company.

2.4 Change in Control.  The term “Change in Control” shall mean a change in the ownership of the Company, change in the effective control of the Company or change in ownership of a substantial portion of the Company’s assets, as described in Section 409A of the Code, including each of the following:

(a) A change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possess more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (not including where any one person, or more than one person acting as a group, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, acquires additional stock).

(b) A change in the effective control of the Company is presumed (which presumption may be rebutted by the Committee) to occur on the date that: any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company, or a majority of the members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election of such new directors.

(c) A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to or more than forty percent (40%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions unless the assets are transferred to (i) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly by the Company, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of the Company, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person, or more than one person acting as a group, that owns directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of the Company.

2.5 Code.  The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

2.6 Committee.  The term “Committee” is defined in Section 8.1.

2.7 Company. The term “Company” means AGCO Corporation, a Delaware corporation.

2.8 Effective Date.  The term “Effective Date” means April 21, 2011.

2.9 Eligible Individual.  The term “Eligible Individual” means any employee of the Company or a Subsidiary and any board member, consultant or other person providing services to the Company or a Subsidiary. An Award may be granted to an individual, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Awards shall not become effective prior to the date the individual first performs such services. However, only employees of the Company or any Subsidiary shall be considered Eligible Individuals with respect to Incentive Stock Options.

2.10 Exchange Act.  The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.11 Exercise Price. The term “Exercise Price” is defined in Section 3.1.

2.12 Fair Market Value.  The term “Fair Market Value” means, for any particular date:

(a) for any period during which the Stock shall be listed for trading on a national securities exchange, the closing price per share of stock on such exchange, or

(b) for any period during which the Stock shall not be listed for trading on a national securities exchange, but when prices for the Stock shall be reported by Nasdaq, the closing bid price as reported by the Nasdaq, or

(c) in the event neither Section 2.12 (a) or (b) above shall be applicable, the market price per share of Stock as determined in good faith by the Committee using a reasonable valuation method based on the facts and circumstances on the valuation date; provided, however, that the use of a value per share of stock previously calculated shall not be reasonable if, as of the date of grant, such valuation fails to reflect information available after the date of valuation that may materially affect the value of the Company or if the valuation per share of stock was calculated on a date more than twelve (12) months prior to the date of grant.

If Fair Market Value is to be determined as of a day when the securities markets are not open, the Fair Market Value on that day shall be the Fair Market Value on the preceding day when the markets were open. The provisions of this Section 2.12 shall be interpreted in accordance with Section 409A of the Code and the regulations issued thereunder and applicable accounting principles.

2.13  Incentive Stock Option.  The term “Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code.

2.14  Non-Qualified Option.  The term “Non-Qualified Option” means an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

2.15  Option.  The term “Option” means either an Incentive Stock Option or a Non-Qualified Option and the grant of an Option entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee.

2.16  Participant.  The term “Participant” means those Eligible Individuals who are granted one or more Awards under the Plan.

2.17  Performance Measures.  The term “Performance Measures” means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to an Award granted to a Participant under the Plan. Performance Measures may be described in terms of Company-wide objectives or in terms of objectives that are related to performance of the division, Subsidiary, department or function within the Company or a Subsidiary in which the Participant receiving the Award is employed or on which the Participant’s efforts have the most influence. The achievement of the Performance Measures established by the Committee for any Performance Period will be determined without regard to the effect on such Performance Measures of any acquisition or disposition by the Company of a trade or business, or of substantially all of the assets of a trade or business, during the Performance Period and without regard to any change in, or interpretation of, accounting standards by the Financial Accounting Standards Board (or any successor entity) or any other authority that establishes or interprets accounting principles applicable to the Company or its Subsidiaries. The Performance Measures established by the Committee for any Performance Period under the Plan will consist of one or more of the following:

(1) earnings per share and/or growth in earnings per share in relation to target objectives;

(2) operating cash flow and/or growth in operating cash flow in relation to target objectives;

(3) cash available in relation to target objectives;

(4) operating income and/or growth in operating income in relation to target objectives;

(5) margins and/or growth in margins (gross, operating or otherwise) in relation to target objectives;

(6) net income and/or growth in net income in relation to target objectives;

(7) revenue and/or growth in revenue in relation to target objectives;

(8) total shareholder return (measured as the total of the appreciation of and dividends declared on the Stock) in relation to target objectives;

(9) return on invested capital in relation to target objectives;

(10) productivity and/or improvements in productivity;

(11) achievement of milestones on special projects;

(12) return on shareholder equity in relation to target objectives;

(13) return on assets in relation to target objectives; and

(14) return on common book equity in relation to target objectives.

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, the Performance Measures are no longer suitable, the Committee may in its discretion modify such Performance Measures or the related minimum acceptable level of achievement, in whole or in part, with respect to a period as the Committee deems appropriate and equitable, except where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code, if applicable. In such case, the

Committee will not make any modification of the Performance Measures or minimum acceptable level of achievement.

2.18   Performance Period.  The term “Performance Period” means, with respect to an Award, a period of not less than one year within which the Performance Measures relating to such Award are to be measured. Notwithstanding the foregoing, up to 250,000 Performance Shares may have Performance Periods that are less than one year. The Performance Period will be established by the Committee at the time the Award is granted.

2.19 Performance Share.  The term “Performance Share” means an Award that is a grant of a right to receive shares of Stock that is contingent on the achievement of performance or other objectives during a specified period.

2.20 Plan.  The Term “Plan” means the 2006 AGCO Corporation Long-Term Incentive Plan as amended and/or restated from time to time.

2.21 Restricted Stock.  The term “Restricted Stock” means an Award that is a grant of shares of Stock with such shares of Stock subject to a risk of forfeiture or other restrictions or conditions that will lapse over a specified period or upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

2.22 SAR.  The term “SAR” means a stock appreciation right and the grant of a SAR entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 3.4), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

2.23 Subsidiaries.  The term “Subsidiary” means any corporation during any period in which it is a “subsidiary corporation” (as that term is defined in Code Section 424(f)) with respect to the Company.

2.24 Stock.  The term “Stock” means shares of common stock of the Company, par value $.01 per share.

2.25 Ten Percent Shareholder.  The term “Ten Percent Shareholder” means an individual shareholder of the Company owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or Subsidiary. For purposes of the preceding sentence, the rules of Section 424 of the Code shall apply in determining stock ownership.

ARTICLE III

OPTIONS AND SARS

3.1 Exercise Price.  The “Exercise Price” of each Option and SAR granted under this Article 3 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (110% of the Fair Market Value on such date in the event of an Incentive Stock Option granted to a Participant who is a Ten Percent Shareholder).

3.2 Exercise.  An Option and a SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. Notwithstanding the foregoing, no Incentive Stock Options may be exercisable more than ten (10) years after the date of grant (five (5) years after the date of grant in the event of Incentive Stock Options granted to a Participant who is a Ten Percent Shareholder).

3.3 Payment of Option Exercise Price.  The payment of the Exercise Price of an Option granted under this Article 3 shall be subject to the following:

(a) Subject to the following provisions of this Section 3.3, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Section 3.3(c), payment may be made as soon as practicable after the exercise).

(b) The Exercise Price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any minimum tax withholding resulting from such exercise.

3.4 Settlement of Award.  Shares of Stock delivered pursuant to the exercise of an Option or SAR shall be subject to such conditions, restrictions and contingencies as the Committee may establish in the applicable Award Agreement. Settlement of SARs may be made in shares of Stock (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, as determined in the discretion of the Committee. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option or a SAR as the Committee determines to be desirable.

3.5 Incentive Stock Option Limits.  To the extent the aggregate Fair Market Value of Stock with respect to which Incentive Stock Options (whether granted under this Plan or any other plan of the Company or any parent or Subsidiary of the Company) are first exercisable by any Participant during any calendar year exceeds $100,000, such Options, to the extent of the excess, shall be treated as Non-Qualified Options.

3.6 Repricing Prohibited.  The Committee shall not reprice any outstanding option or SAR, directly or indirectly, without the approval of the stockholders of the Company, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 6.2(d).

ARTICLE IV

PERFORMANCE SHARE AWARDS

At the time a Performance Share Award is granted, the Committee may designate whether such Performance Share Award being granted to the Participant is intended to be “performance-based compensation” as that term is used in section 162(m) of the Code. Any such Performance Share Awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Measures, over a specified Performance Period. Prior to payment of such Performance Shares, the Committee must certify in writing that the Performance Measures and other material terms of the Award were in fact satisfied.

For Performance Share Awards intended to be “performance-based compensation,” the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Section 162(m) of the Code.

ARTICLE V

TERMS AND CONDITIONS OF ALL AWARDS

5.1 Awards.  The number of shares of Stock as to which a Award may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 6.2(a) as to the total number of shares available for grants under the Plan and subject to the limits on Options and SARs in the following sentence. On such date as required by Section 162(m) of the Code and the regulations thereunder for compensation to be treated as qualified performance-based compensation, the maximum number of shares of Stock with respect to which Options, SARs, Restricted Stock Awards or Performance Shares may be granted during any calendar year period to any Participant may not exceed 500,000. If, after grant, an Award is cancelled, the cancelled Award shall continue to be counted against the maximum number of shares for which options may be granted to Participant as described in this Section 5.1.

5.2 Award Agreements.  Each Award will either be evidenced by an “Award Agreement” in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals that must be achieved as a condition to vesting or payment of the Award, or be made subject to the terms of an Award program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals that must be achieved as a condition to vesting or payment of the Award. Each Award Agreement or Award program is subject to the terms of the Plan and any provisions contained in the Award Agreement or Award program that is inconsistent with the Plan are null and void.

5.3 Grant Date.  The date an Award is granted will be the date on which the Committee has approved the terms and conditions of the Award and has determined the recipient of the Award and the number of shares covered by the Award, and has taken all such other actions necessary to complete the grant of the Award.

5.4 Post-termination Obligations.  The terms of an Award may provide that the Award will be forfeited and that the Participant will be obligated to turn over to the Company the proceeds of an Award in the event that the Participant violates any post-termination obligations that the Participant has to the Company or any Subsidiary including, without limitation, any obligation not to compete with the Company or any Subsidiary (regardless of whether such obligation is enforceable under applicable law), not to solicit employees, customers or clients of the Company or any Subsidiary, to maintain the confidentiality of information belonging to the Company or any Subsidiary, or not to disparage the Company or any Subsidiary or any of their affiliates.

5.5 Clawback Policy.  Each Award will be subject to any “clawback” policy of the Company in effect on the date that the Award is granted and any other “clawback” policy that the Company thereafter is required by law to adopt.

ARTICLE VI

OPERATION AND ADMINISTRATION

6.1 Effective Date.  The Plan, as amended and restated, became effective as of the Effective Date subject to approval by the shareholders of the Company. Awards granted prior to the Effective Date shall be governed by the terms of the Plan in effect on the date of grant except as expressly provided otherwise. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that, to the extent required by the Code, no Incentive Stock Option may be granted under the Plan on or after January 1, 2021.

6.2 Shares Subject to Plan.  The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a) Subject to the following provisions of this subsection 6.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 10,000,000 (which shall include shares issued before and after the Effective Date).

(b) For purposes of calculating the total number of shares of Stock available under this Plan for grants of Awards, (i) the grant of an Award of Options, Restricted Stock Awards, SARs or a Performance Share Award shall be deemed to be equal to the maximum number of shares of Stock which may be issued under the Award, (ii) subject to the provisions of this Section 6.2 there shall again be available for Awards under this Plan all of the following: (A) shares of Stock represented by Awards which have been cancelled, forfeited, surrendered or terminated or which expire unexercised and (B) the excess portion of variable Awards, such as SARs and Performance Share Awards, which become fixed at less than their maximum limitations.

(c) If the Exercise Price of any stock option granted under the Plan or any prior equity incentive plan of the Company is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock for delivery under the Plan.

(d) Subject to Article VII, in the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan and the applicable limits under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable; provided, however that any adjustments to the number of shares subject to an Award and the Exercise Price to be paid therefor, shall be proportionately adjusted to reflect such transaction and only such transaction on a pro rata basis such that the aggregate Exercise Price of such Awards, if any, is not less than the aggregate Exercise Price before such transaction. The foregoing adjustment and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion and to the extent not prohibited under Section 409A of the Code and the regulations thereunder. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Award.

6.3 General Restrictions.  Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provisions of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

6.4 Tax Withholding.  All Awards under the Plan are subject to withholding or payment of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan.

6.5 Section 409A of the Code.  Notwithstanding anything to the contrary contained herein, Awards granted under this Plan are not intended to be treated as deferred compensation within the meaning of Section 409A of the Code. Towards that end, the Plan will be administered and construed by the Committee in a manner to fulfill such intent. Notwithstanding the foregoing, none of the Company, its Subsidiaries or the Committee shall be liable to any Participant if any Award fails to be exempt from, or to be in compliance with, Section 409A of the Code.

6.6 Use of Shares.  Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

6.7 Dividends and Dividend Equivalents.  An Award other than an Option or SAR Award may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

6.8 Payments.  Awards may be settled through cash payments, the delivery of shares of Stock, or combination thereof, as the Committee shall determine provided that, in the case of Restricted Stock Awards and Performance Share Awards, such settlement shall be made within two and a half months after the later of (i) the last day of the Participant’s taxable year during which the Award is no longer subject to a substantial risk of forfeiture or (ii) the last day of the Company’s taxable year during which the Award is no longer subject to a substantial risk of forfeiture. Any Award settlement, including payments thereof or delivery of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

6.9 Transferability.  Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

6.10  Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

6.11 Action by Company or Subsidiary.  Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

6.12 Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

6.13 Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment or service, and selection as a Participant will not give any participating employee or service provider the right to be retained in the employ or service of the Company or any Subsidiary, nor any right to claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights and issuance of Stock to such individual.

6.14 Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

6.15 Governing Law.  This Plan and all Awards granted hereunder shall be governed by the laws of the State of Delaware, except to the extent federal law applies.

ARTICLE VII

CHANGE IN CONTROL

Subject to the provisions of Section 6.2(d) (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Award Agreement reflecting the applicable Award, upon the occurrence of a Change in Control: (a) all outstanding Options shall become fully exercisable; (b) all outstanding SARs shall become fully exercisable; and (c) all Restricted Stock and Performance Shares shall become fully vested.

Notwithstanding any provision of any Award Agreement, in the event of or in anticipation of a Change in Control, the Committee in its discretion may (a) declare that some or all outstanding Options and/or SARs previously granted under the Plan, whether or not then exercisable or vested, shall terminate as of a date before or on the Change in Control without any payment to the holder thereof (other than repayment of the purchase price, if any, paid for Restricted Stock Awards), provided that the Committee gives prior written notice to the Participants of such termination and gives such Participants the right to exercise the outstanding Options or SARs for at least seven (7) days before such date to the extent then exercisable (or to the extent such Options or SARs would have been exercisable as of the Change in Control); (b) terminate before or on the Change in Control some or all outstanding Awards previously granted under the Plan, whether or not then exercisable, vested or earned and payable, in consideration of payment to the holder thereof, (i) with respect to each share of Stock for which the Option or SAR is then exercisable (or for which the Option or SAR would have been exercisable as of the Change in Control), of the excess, if any, of the Fair Market Value on such date of the Stock subject to such portion of the Option or SAR over the exercise or base price (provided that outstanding Options or SARs that are not then exercisable and that would not become exercisable on the Change in Control, and Options or SARs with respect to which the Fair Market Value of the Stock subject to the Options or SARs does not exceed the exercise or base price, shall be cancelled without any payment therefor), (ii) with respect to Restricted Stock Awards that are not then nonforfeitable and transferable (but that would have become nonforfeitable and transferable as of the Change in Control) in exchange for the payment equal to the difference between the then Fair Market Value of the shares of Stock subject to the Restricted Stock Award less the unpaid purchase price, if any, for such shares or (iii) with respect to Performance Shares that are not then earned and payable (but that would have become earned and payable as of the Change in Control) in exchange for a payment equal to the amount which would have been payable under such Performance Share Awards; (c) terminate before or on the Change in Control some or all outstanding Performance Share Awards previously granted under the Plan that are not then earned and payable (and that would not have become earned and payable as of the Change in Control) without any payment to the holder thereof or (d) take such other action as the Committee determines to be reasonable under the circumstances to permit the Participant to realize the value of the Award (which value for purposes of Awards that are not then exercisable, vested or payable and that would not become exercisable, vested or payable as of the Change in Control, and Options or SARs with respect to which the Fair Market Value of the Stock subject to the Options or SARs does not exceed the exercise or base price, shall be deemed to be zero). The payments described in (b) above may be made in any manner the Committee determines, including in cash, stock or other property (whether or not part of the consideration of the Change in Control). The Committee may take the actions described in (a) or (b) above with respect to Awards that are not then exercisable whether or not the Participant will receive any payment therefor. The Committee in its discretion may take any of the actions described in this Article VII contingent on consummation of the Change in Control and with respect to some or all outstanding Awards, whether or not then exercisable, vested or payable or on an Award-by-Award basis, which actions need not be uniform with respect to all outstanding Awards. However, the Awards shall not be terminated to the extent that written provision is made for their continuance, assumption or substitution by the Company or a successor employer or its parent or subsidiary in connection with the Change in Control.

ARTICLE VIII

COMMITTEE

8.1 Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Article 8. So long as the Board has a Compensation Committee, the Compensation Committee shall constitute the committee unless expressly determined otherwise by the Board. In the event that the Board does not have a Compensation Committee or the Board expressly determines that the Compensation Committee shall not be the Committee, the members of the Committee shall be selected by the Board and the Committee shall be comprised of two or more members of the Board who satisfy the independence requirements of Section 162(m) of the Code as well as any other applicable stock exchange or Exchange Act independence requirements. If the Committee does not exist, or for any other reason determined by the Board, the members of the Board deemed to meet such independence standards by the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

8.2 Powers of Committee.  The Committee’s administration of the Plan shall be subject to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Article IX) to cancel or suspend Awards.

(b) The Committee may, without amending the Plan, provide for different terms and conditions for the Awards granted to Participants who are foreign nationals or employed outside the United States in order to accommodate differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters, and may make such awards pursuant to sub-plans and other appropriate means.

(c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) Any interpretations of the Plan by the Committee and any decisions made by it under the Plan are final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company and applicable state corporate law.

8.3 Delegation by Committee.  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

8.4 Information to be Furnished to Committee.  The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee’s or Participant’s employment, service, termination of employment or service, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined by the Committee to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

ARTICLE IX

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), materially adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided that adjustments pursuant to Section 6.2(d) and amendments to allow the Plan and the Awards issued thereunder to comply with the provisions of Section 409A of the Code and the regulations and other applicable law thereunder or to be exempt from Section 409A of the Code shall not be subject to the foregoing limitations of this Article IX.

Notwithstanding the foregoing, no amendment that (i) materially increases the benefits accruing to participants under the Plan, or (ii) materially expands the definition of Eligible Employee shall be effective until such amendment has been approved by stockholders of the Company.

AGCO CORPORATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For Annual Meeting of Stockholders, April 21, 2011
     The undersigned hereby appoints Andrew H. Beck, Debra E. Kuper, Martin H. Richenhagen, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of AGCO Corporation held of record by the undersigned on March 11, 2011 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., local time, on Thursday, April 21, 2011, and any adjournments thereof.

Dated: , 2011

Signature

Signature, if held jointly

NOTE: Please sign above exactly as name appears on Stock
Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor,
administrator, trustee or guardian, please give full title as such.
If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

AGCO CORPORATION	PROXY CARD
This Proxy Card when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted (i) “FOR” all of the seven director nominees; (ii) “FOR” the amendment and restatement of the AGCO Corporation 2006 Long-Term Incentive Plan; (iii) “FOR” the non-binding advisory resolution relating to the compensation of the Company’s Named Executive Officers; (iv) in favor of a “THREE-YEAR” frequency for the non-binding stockholder vote relating to the compensation of the Company’s Named Executive Officers; (v) “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011; and (vi) the proxies will vote in their best judgment with respect to any other business brought before the Annual Meeting
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES:

1.	ELECTION OF DIRECTORS	FOR	AGAINST	ABSTAIN
	Wolfgang Deml	☐	☐	☐
	Luiz F. Furlan	☐	☐	☐
	Gerald B. Johanneson	☐	☐	☐
	Thomas W. LaSorda	☐	☐	☐
	George E. Minnich	☐	☐	☐
	Martin H. Richenhagen	☐	☐	☐
	Daniel C. Ustian	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:
2.	TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE AGCO CORPORATION 2006 LONG-TERM INCENTIVE PLAN

☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	TO APPROVE THE NON-BINDING ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

☐	FOR	☐	AGAINST	☐	ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “THREE YEARS” ON THE FOLLOWING PROPOSAL:
4.	TO APPROVE THE NON-BINDING ADVISORY VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY ONE, TWO OR THREE YEARS, AS INDICATED

☐	ONE YEAR	☐	TWO YEARS	☐	THREE YEARS	☐	ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:
5.	TO RATIFY KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

☐	FOR	☐	AGAINST	☐	ABSTAIN
6.	In their discretion, the proxies are authorized to vote as described in the proxy statement and, using their best judgment, upon such other business as may properly come before the meeting.